As filed with the Securities and Exchange Commission on November 30, 2007
Registration No. 333-147348

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERETIREMENTSOLUTION.COM, INC.
(Name of small business issuer in its charter)

Nevada	2741	87-0369205
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

110 William Street, 22nd Floor
New York, New York 10038
(212) 227-2242
(Address and telephone number of principal executive offices and principal place of business)

Nicholas S. Maturo, Chief Executive Officer
TheRetirementSolution.com, Inc.
110 William Street, 22nd Floor
New York, New York 10038
(212) 227-2242
(Name, address and telephone number of agent for service)

Copies to:

Andrea Cataneo, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value,	9,155,000	$0.22	(1)	$2,014,100	$61.83
Common Stock, $0.001 par value, issuable upon conversion of Convertible Promissory Notes	7,700,000	$0.22	(1)	$1,694,000	$52.01
Common Stock, $0.001 par value, issuable upon exercise of Warrants	3,602,500	$0.50	(2)	$1,801,250	$55.30
Common Stock, $0.001 par value, issuable upon exercise of Warrants	195,000	$0.25	(2)	$48,750	$1.50
Total	20,652,500			$5,558,100	$170.64

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 9, 2007, which was $0.22 per share.

(2)	Calculated in accordance with Rule 457(g)(1).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2007

TheRetirementSolution.com, Inc.
20,652,500 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 20,652,500 shares of our common stock, including up to 7,700,000 shares of common stock underlying convertible promissory notes in a principal amount of $1,550,000 and up to 3,602,500 shares of common stock issuable upon exercise of warrants with an exercise price of $0.50 and up to 195,000 shares of common stock issuable upon exercise of warrants with an exercise price of $0.25. $1,300,000 of the convertible promissory notes are convertible into our common stock at the greater of $0.25 or 67.5% of the average closing bid price for the common stock for the 10 trading days before but not including the conversion date and the remaining $250,000 convertible promissory note is convertible into our common stock at $0.10.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except for proceeds from warrants that are exercised.

         Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “TRES.OB.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 28, 2007, was $0.215.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2007.

Table Of Contents

Prospectus Summary	5
Risk Factors	7
Risks Related to this Offering
Use of Proceeds	12
Facilities	21
Employees	21
Legal Proceedings	21
Management Discussion and Analysis
Management	22
Certain Relationships And Related Transactions	24
Security Ownership Of Certain Beneficial Owners And Management	24
Description Of Securities To Be Registered	25
Indemnification For Securities Act Liabilities	25
Plan Of Distribution	26
Selling Stockholders	28
Penny Stock	27
Legal Matters	30
Experts	30
Available Information	30

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

TheRetirementSolution.com, Inc.

The Retirement Solution, Inc. was incorporated in the state of Nevada on August 10, 2005 as a subsidiary of Newsgrade Corporation for the purpose of creating a direct marketing operation to sell and market the products and services of StockDiagnostics.com, Inc., which is also a subsidiary of Newsgrade Corporation

On August 30, 2006, Voxpath Holdings, Inc., a shell corporation, closed a share purchase agreement with The Retirement Solution, Inc. whereby the outstanding share of The Retirement Solution, Inc. were exchanged for 99,999,992 shares of Voxpath. The transaction was accounted for as an acquisition of Voxpath, the legal acquirer, and a recapitalization of The Retirement Solution, the accounting acquirer. The historical financial statements presented are a continuation of The Retirement Solution and not those of Voxpath. Due to the effects of the reverse merger, the capital structure is different than those appearing in the historical financial statements of Voxpath.

On September 18, 2006, to effect a name change, Voxpath executed a merger and reorganization agreement with the sole shareholder of TheRetirementSolution.com, Inc., a newly formed Nevada corporation. This transaction effectively changed the registrant’s name from Voxpath Holdings, Inc. to TheRetirementSolution.com.

For the year ended March 31, 2007, we generated $97,543 in revenue and a net loss of $5,751,024 and for the six months ended September 30, 2007, we generated $16,745 in revenue and a net loss of $3,615,849. As a result of our difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, our auditors, in their report dated June 27, 2007, have expressed substantial doubt about our ability to continue as a going concern.

Our executive offices are located at 110 William Street, 22nd Floor, New York, NY 10038, and our telephone number is (212) 227-2242. We are a Nevada corporation.

The Offering

Common stock outstanding before the offering	147,900,732 shares

Common stock offered by selling stockholders	Up to 20,652,500 shares, including the following:

	•	up to 7,700,000 shares of common stock underlying convertible promissory notes in the principal amount of $1,550,000,

	•	up to 3,602,500 shares of common stock issuable upon exercise of warrants at an exercise price of $0.50 per share, and

	•	up 195,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share, and.

Common stock to be outstanding after the offering	159,398,232 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

April Financing

On April 16, 2007, we completed a private placement offering of 36.025 units to accredited investors for an aggregate purchase price of $1,201,250 in cash and the cancellation of outstanding debt obligations in the aggregate principal amount of $600,000. Each “unit” consisted of 200,000 shares of our common stock and 100,000 warrants to purchase our common stock. Accordingly, we issued an aggregate of 7,205,000 shares of common stock and 3,602,500 warrants to purchase our common stock at an exercise price of $0.50 per share.

May Financing

On May 8, 2007, we completed a private placement offering of 26 units to accredited investors, with the assistance of American Capital Partners, LLC as placement agent, for an aggregate purchase price of $1,300,000 in cash. Each “unit” consisted of (i) $50,000 in 12% convertible promissory notes and (ii) 75,000 shares of our common stock. Accordingly, we issued an aggregate of $1,300,000 in convertible promissory notes and 1,950,000 shares of our common stock.

The convertible promissory notes bear interest at 12%, mature on the earlier of (i) August 31, 2007, (ii) a change of control or (iii) when we close on a subsequent financing with aggregate proceeds of $5,000,000 or more. The convertible promissory notes are convertible into our common stock, at the holders’ option, at a conversion price equal to the greater of (i) $0.25 or (ii) 67.5% of the average closing price for our common stock during the 10 trading days before, but not including, the conversion date. As of November 28, 2007, the average closing price for our common stock during the preceding 10 trading days as reported on the Over-The-Counter Bulletin Board was $0.2075 and, therefore, the conversion price for the secured convertible notes was $0.25. Based on this conversion price, the $1,300,000 convertible promissory notes, excluding interest, were convertible into 5,200,000 shares of our common stock.

In connection with the foregoing, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash to American Capital Partners, LLC. In addition, American Capital Partners, LLC was issued warrants to purchases 195,000 shares of common stock at an exercise price of $0.25 per share.

October Financing

On October 3, 2007, American Capital Partners, LLC purchased (i) $250,000 in 12% convertible promissory notes and (ii) 625,000 shares of our common stock for a purchase price of $250,000.

The convertible promissory note bear interest at 12%, mature on the earlier of (i) August 31, 2007, (ii) a change of control or (iii) when we close on a subsequent financing with aggregate proceeds of $5,000,000 or more. The convertible promissory notes are convertible into our common stock, at the holders’ option, at a conversion price equal to $0.10. Based on this conversion price, the $250,000 convertible promissory note, excluding interest, is convertible into 2,500,000 shares of our common stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

We has a history of losses and expects to incur loses for the foreseeable future. If we are unable to achieve profitability, our business will suffer.

We have never operated at a profit and may incur additional losses in 2008. At March 31, 2007, we had an accumulated deficit of $6,296,219. As a result, we will need to increase revenues significantly to achieve and sustain profitability. If revenues grow more slowly than management anticipates, or if operating expenses exceed management’s expectations or cannot be adjusted accordingly, we may incur further losses in the future. We cannot assure that it will be able to achieve or sustain profitability.

Our revenues have historical decreases. If we fail to increase revenues, we will not achieve or maintain profitability.

Our revenues decreased from January through the present period due in part to business declines during the restructuring of its recruitment programs. To achieve profitability, we will need to continue to increase revenues substantially through implementation of our growth strategy and/or reduce expenses significantly. We cannot assure that our revenues will grow or that we will achieve or maintain profitability in the future.

We are currently in default under our convertible promissory notes and the investors have the right to commence an action to collect the amounts due.

In connection with the private placement we completed on May 8, 2007, we issued convertible promissory notes to the investors which became due on August 31, 2007. We have failed to make payment of the amounts outstanding and the investors therefore have the right to bring an action to collect the outstanding amounts under such convertible promissory notes. As of the date of this filing, the investors have not declared a default by the Company, although there can be no assurance that they will not declare a default in the future.

If we cannot generate new users, it may not achieve profitability.

We are dependent on subscribers for revenue and referrals. To increase our revenues and achieve profitability, the Company must increase its user base significantly. We generate most of our leads for new users from our websites and through our content distribution relationships with its subscribers. These leads must be converted into subscriptions for one or more of Stockdiagnostics.com products and services at a rate higher than what we have been able to achieve so far. If we fail to do so, we may not achieve profitability.

The industry in which we operate is highly competitive and has low barriers to entry. Increased competition would make profitability even more difficult to achieve.

We compete with many providers of business and financial information including Bloomberg, S&P’s Capital IQ, Dun & Bradstreet, Reuters, Standard & Poor’s, Thomson Financial, 10-K Wizard, MSN and Yahoo! Our industry is characterized by low barriers to entry, rapidly changing technology, evolving industry standards, frequent new product and service introductions and changing customer demands. Many of our existing competitors have longer operating histories, name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company does. Current competitors or new market entrants could introduce products with features that may render our products and services obsolete or uncompetitive. To be competitive and to serve our customers effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards and customer preferences. The cost to modify our products, services or infrastructure in order to adapt to these changes could be substantial and we cannot be sure that it will have the financial resources to fund these expenses. Increased competition could result in reduced operating margins, as well as a loss of market share and brand recognition. If these events occur, they could have a material adverse effect on our revenues.

Our business could be adversely affected by any adverse economic developments in the financial services industry and/or the economy in general.

We depend on the continued demand for the distribution of business and financial information. Therefore, its business is susceptible to downturns in the financial services industry and the economy in general. For example, the decrease in the expenditures that corporations and individuals are willing to make to purchase the types of information we provide could result in a slower growth in the number of customers purchasing the information of Sotckdiagnostics.com information services. Any significant downturn in the market or in general economic conditions would likely hurt its business.

We may encounter risks relating to security or other system disruptions and failures that could reduce the attractiveness of its sites and that could harm its business.

Although we have implemented various security mechanisms, its business is vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. For instance, because a portion of our revenue is based on individuals using credit cards to purchase subscriptions over the Internet and a portion from advertisers who seek to encourage people to use the Internet to purchase goods or services, our business could be adversely affected by these break-ins or disruptions. Additionally, its operations depend on its ability to protect systems against damage from fire, earthquakes, power loss, telecommunications failure, and other events beyond our control. Moreover, our website may experience slower response times or other problems for a variety of reasons, including hardware and communication line capacity restraints, software failures or during significant increases in traffic when there have been important business or financial news stories and during the seasonal periods of peak SEC filing activity. These strains on its systems could cause customer dissatisfaction and could discourage visitors from becoming paying subscribers. Our websites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of information from Stockdiagnostics.com. These types of occurrences could cause users to perceive its website and technology solutions as not functioning properly and cause them to use other methods or services of its competitors. Any disruption resulting from these actions may harm our business and may be very expensive to remedy, may not be fully covered by our insurance and could damage its reputation and discourage new and existing users from using our products and services. Any disruptions could increase costs and make profitability even more difficult to achieve.

Our commercial success will depend on Stockdiagnostic.com’s ability to obtain and maintain Patent protection.

The success of our Company will depend in part on the ability of Stockdiagnostic to maintain and/or obtain and enforce patent protection for its technologies and to preserve its trade secrets, and to operate without infringing upon the proprietary rights of third parties. There can be no assurance that patents will issue from the patent applications filed or that the scope of any claims granted in any patent will provide proprietary protection or a competitive advantage to our Company.

We cannot be certain that the creators of its technology were the first inventors of inventions covered by its patent applications or that they were the first to file. Accordingly, there can be no assurance that patents will be valid or will afford us protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying Stockdiagnostic’s products may have a material adverse effect on the our competitive position and business prospects.

It is also possible that Stockdiagnostic’s technologies may infringe on patents or other rights owned by others. Stockdiagnostic may have to alter its products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to Stockdiagnostic. There can be no assurance that a license will be available to Stockdiagnostic, if at all, upon terms and conditions acceptable to Stockdiagnostic or that Stockdiagnostic will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that Stockdiagnostic will have sufficient resources to pursue such litigation. If Stockdiagnostic does not obtain a license under such patents, is found liable for infringement or is not able to have such patents declared invalid, Stockdiagnostic may be liable for significant money damages and may encounter significant delays in bringing products and services to market. There can be no assurance that Stockdiagnostic has identified United States and foreign patents that pose a risk of infringement.

We are dependent on a third party for the supply of our products and any conflicts with this party may prevent us from commercializing its products.

We are dependent on Stockdiagnostic.com and do not control this third party, nor is it able to control the amount of time and effort they put forth on its behalf. It is possible that Stockdiagnostic.com may not perform as expected, and that they may breach or terminate their agreements with us. It is also possible that they may choose to provide services to a competitor. Any failure of Stockdiagnostic.com to provide us with the services for which it has contracted could prevent us from commercializing its products or delay market introduction.

Legal uncertainties and government regulation of the Internet could adversely affect our business.

  Many legal questions relating to the Internet remain unclear and these areas of uncertainty may be resolved in ways that damage our business. It may take years to determine whether and how existing laws governing matters such as intellectual property, privacy, libel and taxation apply to the Internet. In addition, new laws and regulations that apply directly to Internet communications, commerce and advertising are becoming more prevalent. As the use of the Internet grows, there may be calls for further regulation, such as more stringent consumer protection laws.

These possibilities could affect our business adversely in a number of ways. New regulations could make the Internet less attractive to users, resulting in slower growth in its use and acceptance than is expected. We may be affected indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet, including the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Complying with new regulations could result in additional cost to us, which could reduce its profit margins or leave it at risk of potentially costly legal action.

Distributor actions could harm our business.

  Distributor activities in its markets that violate applicable governmental laws or regulations could result in governmental actions against the Company in markets where we operate. We distribute products through current subscribers who are not employees and act independently of our Company. We have implemented strict policies and procedures so that distributors will comply with applicable legal requirements. However our Company may experience problems with distributors from time to time. Improper distributor activity could be particularly harmful to our efforts to grow the business.

We could face liability and other costs relating to storage and use of personal information about its users.

Users provide us with personal information, including credit card information, which we do not share without the user’s consent. Despite this policy of obtaining consent, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal or credit card information, it could be subject to liability, including claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, and misuses of personal information, such as for unauthorized marketing purposes. New privacy legislation may further increase this type of liability. Furthermore, we could incur additional expenses if additional regulations regarding the use of personal information were introduced or if federal or state agencies were to investigate our privacy practices.

We may need to raise capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development efforts.

If in the future, we are not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, the Company may have to raise funds to continue the development, commercialization, marketing and sale of its technologies.

We cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct its business. If our Company is unable to raise additional capital if required or on acceptable terms, it may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of its product candidates, restrict its operations or obtain funds by entering into agreements on unattractive terms.

We are dependent upon key personnel.

Our Company’s success is heavily dependent on the continued active participation of its current executive officers, including Nicholas S. Maturo. Loss of the services of Mr. Maturo could have a material adverse effect upon the Company's business, financial condition or results of operations. Mr. Maturo currently does not have any plans to retire or leave our Company in the near future. We do not maintain any key life insurance policies for any of its executive officers or other personnel. The loss of any of our senior management could significantly impact our business until adequate replacements can be identified and put in place.

We may have difficulties managing growth which could lead to higher losses.

While we have not yet achieved any revenues through the sale or licensing of Stockdiagnostics.com’s products, should certain events occur, we might be in a position to rapidly commercialize Stockdiagnostics.com’s products. Rapid growth would strain our human and capital resources, potentially leading to higher operating losses. Our ability to manage operations and control growth will be dependent upon our ability to raise and spend capital to improve our operational, financial and management controls, reporting systems and procedures, and to attract and retain adequate numbers of qualified employees. Should we be unable to successfully create improvements to its internal procedures and controls in an efficient and timely manner, management may receive inadequate information necessary to manage our operations, possibly causing additional expenditures and inefficient use of existing human and capital resources.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

Although our common stock trades on the Over-the-Counter Bulleting Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTCBB under the symbol “TRES.” The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock could be considered to be a "Penny Stock."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol "TRES." The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock, as reported by the OTCBB.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	2008
	High	Low
July 1, 2007 - September 30, 2007	$0.44	$0.18
April 1, 2007 - June 30, 2007	$0.50	$0.32

	2007
	High	Low
January 1, 2007 - March 31, 2007	$0.60	$0.30
October 1, 2006 - December 30, 2006	$0.37	$0.18
July 1, 2006 - September 30, 2006	$5.50	$0.16
April 1, 2006 - June 30, 2006	$0.536	$0.371

	2006
	High	Low
January 1, 2006 - March 31, 2006	$0.536	$0.50
October 1, 2005 - December 30, 2005	$1.286	$0.50
July 1, 2005 - September 30, 2005	$0.714	$0.357
April 1, 2005 - June 30, 2005	$1.571	$0.357

As of November 28, 2007, there were approximately 380 holders of record of our common stock.

Dividends

Our company has never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities authorized for issuance under equity compensation plans

The following table summarizes the equity compensation plans under which our securities may be issued as of March 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	13,000,000	$0.388	4,169,510

Total	13,000,000	$0.388	4,169,510

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Background

We were incorporated in the state of Nevada on January 30, 1946, as Uintah Mountain Copper Company and in December, 2005 we changed our name to Voxpath Holdings, Inc. On August 30, 2006, we closed a Share Purchase Agreement with The Retirement Solution.com, Inc., a Nevada corporation, and the shareholders of The Retirement Solution.com, Inc. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of The Retirement Solution.com, Inc. from the shareholders of The Retirement Solution.com, Inc. In exchange the shareholders of The Retirement Solution.com, Inc. received 99,999,998 shares of our common stock. On September 18, 2006 we changed our name to TheRetirementSolution.com, Inc. The Retirement Solution.com, Inc. was incorporated on August 10, 2005 as a subsidiary of Newsgrade Corporation for the purpose of creating a direct marketing operation to sell and market the products and services of StockDiagnostics.com, Inc., which is also a subsidiary of Newsgrade Corporation.

Plan of Operations

Our business plan calls for a campaign to enlist subscribers to the portfolio selection services of Stockdiagnostics.com through The Retirement Solution.com, Inc. Our primary objective is to reach cash flow positive operations within the next 12 months through primarily recurring monthly subscription revenues. The secondary objective is to create and promote marketing programs that will stimulate increasing growth on a month to month basis through its subscribers as well as entering into alliances with local and regional banks and registered investment advisors.

We plan to undertake product development to create educational tools for its subscribers. A significant portion of the first years projected expenses have been budgeted for this development.

No major disposition or purchase of equipment is expected during the next twelve months except for some office furniture, office computers and lease of office space in New York City.

Results of Operations

We exclusively sell and market proprietary information developed and compiled by StockDiagnostics.com. StockDiagnostics.com is a quantitative analysis or computer driven stock market independent research company that provides certain proprietary operational-cash flow per share, or OPS, diagnostics charts and stock recommendations exclusively to us, and our subscribers. Through our website subscribers can use StockDiagnostics.com’s patent pending OPS Diagnostic Charts to diagnose and monitor the health of over 10,000 public companies by analyzing 1,801 data points. The cash flow based OPS Diagnostics provided by Stockdiagnostics.com is a Cash Flow Statement based financial analysis metric, which management believes is a better leading indicator than earnings per share, since earnings per share is more easily manipulated by public companies.

Our subscribers can elect to use the turn-key or ready-made small, mid and large cap portfolios that have been provided by StockDiagnostics since April 2005. Subscribers can also use their proprietary OPS Diagnostics charts to choose the stocks to create their own custom portfolios. The ready-made portfolios are supported by back tested algorithms, which are used to make automated buy, sell and hold recommendations. StockDiagnostics offers three levels of subscriptions ranging from $60.00 per month to $300.00 per month. Subscriptions include regular email updates or alerts on changes (deletions and additions) of the companies in the selected portfolios .

Initially we utilized a person-to-person marketing or a multi-tiered distribution and compensation system; however, during the last quarter in 2006 we significantly changed its marketing and sales strategy and adopted a direct sales and marketing strategy through our re-vamped on-line web site at www.theretirementsolution.com Significant effort and investment were made in developing a totally new web site that has been designed to attract subscribers on-line through traditional marketing methods and on-line exposure. The new web site is targeted to become fully operational during the third calendar quarter of 2007. Thus revenues did not grow during this reporting period and actually declined somewhat due to the cessation of active recruitment of subscribers and distributors through the multilevel marketing plan while the Company prepared to adopt its new direct on-line marketing strategy.

Revenue

The table below outlines subscription revenues for comparable periods:

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006		Variance

Subscription revenues	$2,360	100%	$29,982	100%	$(27,622)	-92%
Total	$2,360	100%	$29,982	100%	$(27,622)	-92%

	Six Months Ended September 30, 2007		Six Months Ended September 30, 2006		Variance

Subscription revenues	$16,745	100%	$67,097	100%	$(50,352)	-75%
Total	$16,745	100%	$67,097	100%	$(50,352)	-75%

Operating Expenses

A summary of significant operating expenses for the three months ended September 30, 2007 and the three months ended September 30, 2006 follows:

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006		Variance

Consulting	$130,390	27%	$1,659,100	93%	$(1,528,710)	-92%
Interest Expense	46,144	9%	11,038	1%	35,106	318%
Stock-based compensation	206,100	42%	-	0%	206,100	100%

Management fees	-	0%	81,009	4%	(81,009)	-100%
Payroll expenses	106,250	22%	31,210	2%	75,040	240%
Total	$488,884	100%	$1,782,357	100%	$(1,293,473)	-73%

	Six Months Ended September 30, 2007		Six Months Ended September 30, 2006		Variance

Consulting	$620,307	21%	$1,807,908	89%	$(1,187,601)	-66%
Interest Expense	1,540,083	52%	17,271	1%	1,522,812	8817%
Stock-based compensation	412,200	14%	0	0%	412,200	100%
Stock transfer and agent fees	177,089	6%	0	0%	177,089	100%
Management fees	13,557	0%	162,018	8%	(148,461)	-92%
Payroll expenses	184,375	7%	53,527	2%	130,848	244%
Total	$2,947,611	100%	$2,040,724	100%	$906,887	44%

A summary of significant operating expenses for the three months ended September 30, 2007 and the three months ended September 30, 2006 follows:

Three Months Ended September 30, 2007 and the Three Months Ended September 30, 2006:

Overall expenses decreased for the three months ended September 30, 2007 over the three months ended September 30, 2006 by $1,285,368 or 63%. This change was due to the following significant components:

The Company recorded the fair value of vested employee options of $206,100 as stock-based compensation in the three months ended September 30, 2007. Payroll expenses increased due to hiring additional employees during the three months ended September 30, 2007. Consulting fees decreased due to issuing no common stock for services during the three months ended September 30, 2007.

No management fees were recorded for the three months ended September 30, 2007 because the Company ended its principal management contract in fiscal 2007. Management fees of approximately $27,000 per month for three months were recorded, totaling $81,009 for the three months ended September 30, 2006.

  A summary of significant operating expenses for the six months ended September 30, 2007 and the six months ended September 30, 2006 follows:

Six Months Ended September 30, 2007 and the Six Months Ended September 30, 2006:

Overall expenses increased for the six months ended September 30, 2007 over the six months ended September 30, 2006 by $1,131,372 or 45%. This change was due to the following significant components:

The Company recorded the fair value of vested employee options of $412,200 as stock-based compensation in the six months ended September 30, 2007. Payroll expenses increased due to hiring additional employees during the six months ended September 30, 2007. Consulting fees decreased due to implementing the services of fewer consultants and issuing fewer shares of common stock for services during the six months ended September 30, 2007. The Company issued 510,000 shares of common stock to consultants and the fair value of $239,700 was recorded as consulting expense in the six months ended September 30, 2007. During the six months ended September 30, 2006, the following significant transactions occurred: The Company granted 7,420,000 stock options to an employee and a consultant with 50% immediate vesting. The fair value of $1,356,100 was recorded as consulting expense. The fair value of $1,356,100 was recorded as consulting expense. Additionally, 500,000 shares (411,523 shares after pre-merger adjustment) of common stock were issued to the new president as an inducement to enter into an employment agreement. 500,000 shares (411,523 shares after pre-merger adjustment) were issued to a consultant in exchange for consulting services. The value of these shares was recorded as consulting expenses in the amounts of $185,000 and $125,000, respectively. 500,000 shares (411,523 shares after pre-merger adjustment) were issued to a note holder for forbearance of collecting the debt owed by the Company. The value of these shares was recorded as financing costs in the amount of $125,000.

Also during the six months ended September 30, 2006, the Company received $280,000 from convertible debentures; recognized an imbedded beneficial conversion, and recorded $95,000 as financing costs. Merger costs recorded as financing expense were $36,135. Management fees of $27,003 per month were recorded; totaling $162,018 for the six months ended September 30, 2006. Management fees of $13,557 were paid during the six months ended September 30, 2007. The Company ended its principal management contract in fiscal 2007

Interest expense during the six months ended September 30, 2007 increased due to the following: The fair value of warrants issued in settlement of debt of $393,750 was recorded as financing costs. The beneficial conversion feature attributable to subscribed stock in connection with convertible debt of $1,073,429 was recorded as financing costs. Interest incurred on notes payable of $26,760

Period August 10, 2005 (Inception) to March 31, 2006 and the Year Ended March 31, 2007:

The table below outlines subscription revenues for comparable periods:

	Year Ended March 31, 2007		Period August 10, 2005 (Inception) to March 31, 2006		Variance

Subscription revenues	$97,543	100%	$117,909	100%	$(20,366)	-17%
Total	$97,543	100%	$117,909	100%	$(20,366)	-17%

Operating Expenses

A summary of significant operating expenses for the year ended March 31, 2007 and the year ended March 31, 2006 follows:

	Year Ended March 31, 2007		Year Ended March 31, 2006		Variance

Consulting	$2,686,740	53%	$245,325	69%	$2,441,415	100%
Financing costs	990,475	20%	-	0%	990,475	100%
Management fees	297,224	6%	-	0%	297,224	100%
Payroll expenses	1,077,627	21%	110,402	31%	967,225	876%
Total	$5,052,066	100%	$355,727	100%	$4,696,339	1320%

Overall expenses increased for the year ended March 31, 2007 over fiscal 2006 by $5,185,463 or 782%. This increase was due to the following:

Our company granted 8,830,490 stock options to employees expiring three to ten years from issuance. The fair value of $1,440,776 was recorded as compensation expense. Payroll expenses also increased due to hiring additional employees during fiscal 2007.

Consulting fees increased due to various consulting agreements entered into during fiscal 2007. We granted 5,458,270 stock options to consultants expiring three to ten years from issuance. The fair value of $1,020,441 was recorded as consulting expense. Additionally, 500,000 shares of common stock were issued to an officer as an inducement to enter into an employment agreement. 2,100,000 shares were issued to consultants in exchange for consulting services. The value of these shares was recorded as consulting expenses in the amounts of $185,000 and $1,029,000, respectively.

Financing costs increased due to the following: 500,000 shares were issued to a note holder for forbearance of collecting the debt owed by us. The value of these shares was recorded as financing costs in the amount of $125,000. We also received $600,000 from convertible debentures; recognized an imbedded beneficial conversion, and recorded $192,200 as financing costs. Merger costs recorded as organization expense were $86,135. No financing costs were recorded in fiscal 2006.

Management fees of approximately $27,000 per month for eleven months were recorded, totaling $297,224 for the year ended March 31, 2007. No management fees were recorded in fiscal 2006.

Liquidity and capital resources

As of September 30, 2007, we had a working capital deficit of $1,850,112. We generated a deficit in cash flow from operating activities of $1,574,547 for the six months ended September 30, 2007. This deficit is primarily attributable to our net loss of $3,615,849 and is partially offset by following: The beneficial conversion feature and financing costs of shares issued relating to convertible debt of $1,073,429. Common stock was issued for services rendered and marketing costs of $239,841. The fair value of warrants issued in settlement of debt of $393,750 and the fair value of vested employee options of $412,200.

We met our cash requirements during the six months ended September 30, 2007 through net proceeds from convertible debentures in a Bridge Financing of $1,300,000 and net proceeds from the issuance of common stock of $476,251.

While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow deficits from operations and development. We are seeking financing, which may take the form of debt, convertible debt or equity, in order to provide the necessary working capital. There is no guarantee that we will be successful in raising the funds required.

Auditor’s Opinion Expresses Doubt About Our Ability to Continue as a “Going Concern”

The independent auditors report on our March 31, 2007 financial statements included in our Form 10-KSB states that our historical losses and the lack of revenues raise substantial doubts about our ability to continue as a going concern, due to the losses incurred and its lack of significant operations. If we are unable to develop our business, we have to discontinue operations or cease to exist, which would be detrimental to the value of our common stock. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

Addressing the Going Concern Issues

In order to improve our liquidity, our management is actively pursing additional financing through discussions with investment bankers, financial institutions and private investors. There can be no assurance we will be successful in our effort to secure additional financing.

We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to develop profitable operations. We are devoting substantially all of our efforts to developing our business and raising capital. Our net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

The primary issues management will focus on in the immediate future to address this matter include:

•	seeking additional credit lines from institutional lenders;

•	seeking institutional investors for debt or equity investments in our company;

•	implementing the new sales and marketing strategy of direct on-line based recruitment of subscribers to thereby increase revenues and the resultant increased cash flow; and

•	initiating negotiations to secure short term financing through promissory notes or other debt instruments on an as needed basis.

The Company may need to raise additional capital through a private placement of its securities.

Inflation

The impact of inflation on the costs of our company, and the ability to pass on cost increases to its customers over time is dependent upon market conditions. Our company is not aware of any inflationary pressures that have had any significant impact on our company's operations over the past quarter, and the company does not anticipate that inflationary factors will have a significant impact on future operations.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policy involves the most complex,   difficult and subjective estimates and judgments.

Revenue Recognition

For revenue from product sales and services, our company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB104"), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. Our company defers any revenue for which the product has not been delivered or is subject to refund until such time that our company and the customer jointly determine that the product has been delivered or no refund will be required. SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), Multiple-Deliverable Revenue Arrangements . EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on our financial position and results of operations was not significant.

Stock-Based Compensation

On January 1, 2006 we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" (SFAS 123 (R)) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to a Employee Stock Purchase Plan based on the estimated fair values. SFAS 123 (R) supersedes the company's previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for the periods beginning fiscal 2006.

We adopted SFAS 123 (R) using the modified prospective transition method, which required the application of the accounting standard as of January 1, 2006. Our Financial Statements as of and for the year ended March 31, 2007 reflects the impact of SFAS 123(R). In accordance with the modified prospective transition method, the company's Financial Statements for the prior periods have not been restated to reflect, and do not include the impact of SFAS 123 (R). Stock based compensation expense recognized under SFAS 123 (R) for the year ended March 31, 2007 was $1,303,376. Pro forma stock based compensation was $0 for the year ended March 31, 2006. Pro forma disclosure for the year ended March 31, 2007 is not presented because the amounts are recognized in the consolidated financial statements.

For the six months ended September 30, 2007, the Company granted 14,288,760 stock options to employees and consultants with exercise prices ranging from $0.25 to $.42 per share expiring from three to ten years from dates of issuance with 25% to 50% immediate vesting. The fair value of the options was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%; volatility 207.57% to 242.54%; risk free interest rate 4.54 to 5.02%. The fair value of $1,467,179 was recorded as a current period charge to earnings. The fair value of vested stock options granted to employees of $412,200 was recorded as stock-based compensation.

Recent Accounting Pronouncements

In September 2006 the Financial Account Standards Board (the “FASB”) issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. FAS 157 effective date is for fiscal years beginning after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In September 2006 the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In December 2006, the Financial Accounting Standards Board issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with Financial Accounting Standards Board Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company does not expect adoption of this standard will have a material impact on its consolidated financial position, operations or cash flows.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

Off-balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

Organizational History

We were incorporated in the state of Nevada on August 1, 2005 as a subsidiary of Newsgrade Corporation for the purpose of creating a direct marketing operation to sell and market the products and services of StockDiagnostics.com, Inc., which is also a subsidiary of Newsgrade Corporation. On September 18, 2006, we changed our name from Voxpath Holdings, Inc. to TheRetirementSolution.com, Inc.

Industry Overview

In recent years, many investors have taken greater personal control of their investment activities, bypassing traditional brokers to trade with online brokerage firms and performing their own financial and investment research, often using the Internet. The Internet provides retail investors with easy access to information that once was readily available only to investment professionals, such as timely market news, intraday and historical quotes, charts, company filings with the Securities and Exchange Commission, equity research and analysts' earnings estimates. However, while vast quantities of investment information are now available, the insight and expertise to make sense of it remains elusive.

Significantly, according to a Securities and Exchange Commission Special Study: On-Line Brokerage: Keeping Apace of Cyberspace (http://www.sec.gov/news/studies/cyberspace.htm) "Recent advances in information technology - particularly the Internet - are revolutionizing commerce. The securities industry, most significantly on-line brokerage, is at the forefront of this revolution …. On-line brokerage has significantly changed the dynamics of the marketplace, causing one of the biggest shifts in individual investors' relationships with their brokers since the invention of the telephone. For the first time ever, investors can - from the comfort of their own homes - access a wealth of financial information on the same terms as market professionals, including breaking news developments and market data. In addition, on-line brokerage provides investors with tools to analyze this information, such as research reports, calculators, and portfolio analyzers. Finally, on-line brokerage enables investors to act quickly on this information."

Business

We exclusively sell and market proprietary information developed and compiled by StockDiagnostics.com. StockDiagnostics.com is a quantitative analysis or computer driven stock market independent research company that provides certain proprietary operational-cash flow per share diagnostics charts and stock recommendations exclusively to us, and our subscribers. Through its website subscribers can use StockDiagnostics.com’s patent pending operational-cash flow Diagnostic Charts to diagnose and monitor the health of over 10,000 public companies by analyzing 1,801 data points. The cash flow based operational-cash flow provided by Stockdiagnostics.com is a Cash Flow Statement based financial analysis metric, which management believes is a better leading indicator than earnings per share, since earnings per share is more easily manipulated by public companies.

Our subscribers can elect to use the turn-key or ready-made small, mid and large cap portfolios that have been provided by StockDiagnostics since April 2005. Subscribers can also use its proprietary operational-cash flow diagnostics charts to choose the stocks to create their own custom portfolios. The ready-made portfolios are supported by back tested algorithms, which are used to make automated buy, sell and hold recommendations. We offer three levels of subscriptions ranging from $60.00 per month to $300.00 per month. Subscriptions include regular email updates or alerts on changes (deletions and additions) of the companies in the portfolio.

Initially we utilized a person-to-person marketing or a multi-tiered distribution and compensation system; however, during the last quarter in 2006 we significantly changed our marketing and sales strategy and adopted a direct sales and marketing strategy through our re-vamped on-line web site at www.theretirementsolution.com Significant effort and investment were made in developing a totally new web site that has been designed to attract subscribers on-line through traditional marketing methods and on-line exposure. The new web site is targeted to become fully operational during the second calendar quarter of 2007. Thus revenues did not grow during this reporting period and actually declined somewhat due to the cessation of active recruitment of subscribers and distributors through the multilevel marketing plan while we are prepared to adopt new direct on-line marketing strategy.

Competition

We face competition for subscribers from all forms of financial news and information sources, including print publications, television and radio analysis and other internet information services providers. There are a multitude of providers for online financial information, each using there own analysis mechanisms and research tools. Our chief competitors include Edgar Online, BankRate.com, TheStreet.com and Morningstar. Competition may result in price reductions, decreased gross margins and loss of market share.  Certain of our competitors have greater financial and other resources than we have.

Intellectual Property

Our success depends in part on our proprietary technology and know-how of StockDiagnostics.com’s portfolio selection system. TRS has an exclusive agreement for the supply of this information from Stockdiagnostics.com. Accordingly, Stockdiagnostics.com has filed patent applications with the United States Patent and Trademark Office for several of its unique analysis processes.

Government Regulation

We do not provide securities brokerage or investment advisory services and do not require any representative distributing the services of StockDiagnostics.com to conduct itself as an investment advisor or broker. We in fact encourage all representatives and users of our information services to seek unrelated investment professionals for securities related activities. Because we have positioned the Company as a knowledge provider and educator augmenting a users informed decisions and not a conductor of investment decisions nor a representative of investment services our activities are not considered within the scope of the securities industry regulation.

We are subject to government regulation in connection with securities laws and regulations applicable to all publicly owned companies, as well as laws and regulations applicable to businesses generally. We are also increasingly subject to government regulation and legislation specifically targeting Internet companies, such as privacy regulations adopted at the local, state, national and international levels and taxes levied at the state level. Due to the increasing popularity and use of the Internet, enforcement of existing laws, such as consumer protection regulations, in connection with Web-based activities has become more aggressive, and it is expected that new laws and regulations will continue to be enacted at the local, state, national and international levels. Such new legislation, alone or combined with increasingly aggressive enforcement of existing laws, could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance and business.

FACILITIES

We lease our principal executive offices, which are located at 110 William Street, 22nd Floor, New York, New York 10038. The lease has a term of three years, which began on August 1, 2007. The officers are approximately 5200 square feet and we pay rent and related costs of $11,267 per month.

EMPLOYEES

As of November 28, 2007, we had 2 employees. We consider our relations with our employees to be good. We believe our future will depend in large part on our ability to attract and retain highly skilled employees.

LEGAL PROCEEDINGS

   From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

MANAGEMENT

Executive officers and directors

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
Nicholas S. Maturo	59	Chief Executive Officer and Chairman of the Board
William Kosoff	65	President, Chief Financial Officer and Director
Louis Sagar	54	Director
J. Christopher Albanese	35	Director

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Nicholas S. Maturo Chief Executive Officer and Chairman. From September 2005 until December 2006 Mr. Maturo was the Chief Executive Officer of EduTrades, Inc., a company that provides educational and training courses for students interested in learning about investing in the stock market and in other financial instruments. From September 2002 until December 2006 Mr. Maturo worked for Whitney Information Network, Inc., the parent of EduTrades, Inc. as its Chief Operating Officer and then its President. From 1981 to 2000, Mr. Maturo held a number of executive positions with Kraft Foods and was Chief Information Officer when he left Kraft. Mr. Maturo earned a Bachelor of Commerce degree in finance and economics from McGill University and also completed the Executive General Management Program at McGill University.   It was recently announced that   several law firms have filed class action lawsuits on behalf of shareholders of Whitney Information Network, Inc. alleging that Whitney Information Network and several of its officers violated the securities laws by providing the public with false and misleading statements. Mr. Maturo, as the former Chief Operating Officer of Whitney Information Network, has been named as a party to such lawsuits. The Company has been informed that Whitney Information Network will be vigorously defending itself, its officers and former officers and intends to indemnify Mr. Maturo for all related costs and damages.

William Kosoff, President, Chief Financial Officer and Director. During the past five years Mr. Kosoff served as Vice President of Worldwide Sales and a Director for a public company, Telenetics Corp. under the new Sarbanes-Oxley regime. Since December of 2005 Mr. Kosoff has become licensed and active in residential Real Estate with First Team Real Estate the largest independent real estate operation in California and the 11 th largest in the US. In addition, Mr. Kosoff has served as a Director of TRS and Interim President and CEO of TRS while providing consulting services to the Company. Mr. Kosoff received his BA in Physics from California State University in 1978. He was in the high technology industry for 45 years serving in Engineering, Marketing, Sales, and Senior Management positions with Rockwell International from 1960 to 1984. In 1984 he co-founded Telenetics Corp as President and CEO. During his tenure with Telenetics he also served as CFO from 1988 to 1991.

Louis Sagar, Director. During the past five years Mr. Sagar has been and remains the principal in Old School Ventures, LLC, his own marketing consulting firm based in New York City. Previously, Mr. Sagar founded ZONA, a specialty home retailer, Mr. Sagar built a lifestyle merchandising brand with nine retail locations and wholesale operations distributing private label home accessories and lifestyle products throughout the United States, Europe, and Japan. In 1998 Mr. Sagar sold ZONA to a private investment group. Mr. Sagar has been a director of Newsgrade Corporation, the former parent of TRS and a significant shareholder of Voxpath, since April 1998 and a director of TRS since September 2005.

J. Christopher Albanese, Director, Mr. Albanese has been General Counsel of American Capital Partners, LLC, an investment banking firm, since August 2002. From August 2001 to August 2002 Mr. Albanese worked in the legal department of Prudential Securities Inc. in the commodities and futures unit. Mr. Albanese received a B.A. from Brooklyn College in 1995 and a J.D. from Brooklyn Law School in 2000.

Our directors are elected for a term of one year and until their successors are elected and qualified.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

EXECUTIVE COMPENSATION

Prior to completion of the reverse acquisition in June 2006, we did not pay any compensation to any executive officers. The following table sets forth information concerning the annual and long-term compensation earned by or paid to our Chief Executive Officer and to other persons who served as executive officers during the fiscal year ended March 31, 2007 who earned compensation exceeding $100,000 during fiscal year 2007 (the “named executive officers”), for services as executive officers for the last three fiscal years.

Summary Compensation Table
Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ron Firmin	2007	$50,329			$478,976				$119,500	$648,805
Nicholas Maturo	2007	$60,483.87	(1)		$614,550					$675,033.87
Willaim Kosoff	2007	$119,467.86	(2)		$209,850					$329,317.86

(1)	Compensation was deferred during the 2007 fiscal year and was paid to Mr. Maturo in April 2007.

(2)	Compensation was in the form of an $84,200 consulting fee, and $35,267.86 in salary which was deferred during the 2007 fiscal year and was paid to Mr. Kosoff in April 2007

(1)  Compensation was deferred during the 2007 fiscal year and was paid to Mr. Maturo in April 2007.

(2)  Compensation was in the form of an $84,200 consulting fee, and $35,267.86 in salary which was deferred during the 2007 fiscal year and was paid to Mr. Kosoff in April 2007

Outstanding Equity Awards at Fiscal Year-End Table.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ron Firmin	1,330,490			$0.25	7/14/09
Nicholas Maturo	1,500,000	4,500,000		$0.41	1/24/17
William Kosoff	500,000	1,000,000		$0.42	2/7/17

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

We received advances totaling $675,801 from three related parties. The advances are non-interest bearing and have no repayment terms. The related parties consist of two corporations related to our Company through common ownership and a debenture holder. At March 31, 2007, due to related parties balance was $43,561. We paid back advances in excess of funds received in the amount of $99,574, resulting in a due from related party of $99,574 at March 31, 2007.

A corporation that is majority owned by the former president and CEO of the Company provides ongoing services for management, graphic design, customer service, software programming and other consulting services as follows: A monthly base fee of $27,003 (beginning March 1, 2006) is charged plus a management fee equal to 12 ½% of the salaries paid by the related party to its employees. The related party may adjust its fees from time to time, but not more frequently than quarterly, and shall not be increased by more than 25%. We charged $27,003 and $297,224 to expenses for the periods ended March 31, 2006 and 2007, respectively. The management contract and related leases were terminated in March 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to shares of common stock beneficially owned as of November 28, 2007 by (i) any holder owning a record or known by us based on information provided to us by the persons named below to own beneficially at least five (5%) percent of our common stock; (ii) each of our officer named in the summary compensation table, (iii) each director; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Nicholas S. Maturo	1,500,000	1.06%
William Kosoff (3)	3,462,962	2.44%
Louis Sagar	1,237,654	0.87%
Newsgrade Corporation	57,064,137	38.3%
All officers and directors as a group (3 persons)	6,200,616	4.37%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o TheRetirementsolution.com, Inc., 337 Marwood Avenue, Fullerton California, 92832.

(2)
Applicable percentage ownership is based on 148,951,032 shares of common stock outstanding as of November 28, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of November 28, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 28, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 987,655 shares owned by Blue Line Communications, an entity controlled by Mr. Kosoff.

No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 700,000,000 shares of common stock at a par value of $0.001 per share. As of November 28, 2007, there were 147,900,732 shares of our common stock issued and outstanding and no shares of preferred stock outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. These provisions state that our Company’s directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering
Robert Kantor (1)	1,200,000	1,200,000	0	0
George Levy (2)	150,000	150,000	0	0
Robert Smith (3)	150,000	150,000	0	0
Dorothy Eckert (4)	37,500	37,500	0	0
Francis Greenburger (5)	600,000	600,000	0	0
Richard Pepe (6)	30,000	30,000	0	0
Francisco Carreras (7)	150,000	150,000	0	0
Iliana Maceiras (8)	150,000	150,000	0	0
J Nutie Dowdle (9)	300,000	300,000	0	0
Strategic Immobilien AG (10)	600,000	600,000	0	0
Joseph Napolitano (11)	90,000	90,000	0	0
Kenneth Stilger (12)	600,000	600,000	0	0
Rob Rowley (13)	600,000	600,000	0	0
Bart Rice (14)	1,200,000	1,200,000	0	0
Michael McGrath (15)	1,050,000	1,050,000	0	0
Sat Dewan (16)	300,000	300,000	0	0
Carl Sprague (17)	600,000	600,000	0	0
GDBC Inc (18)	900,000	900,000	0	0
Frank Davis (19)	150,000	150,000	0	0
Tim Stone (20)	150,000	150,000	0	0
Wood Workers Investment Trust (21)	300,000	300,000	0	0
Joseph Greenspan (22)	300,000	300,000	0	0
Christine Von Der Sitt (23)	300,000	300,000	0	0
Michael Bloch (24)	900,000	900,000	0	0
Michael Alpert (25)	150,000	150,000	0	0
John T. Hasenjaeger (26)	75,000	75,000	0	0
Doni Erin Nickerson (27)	150,000	150,000	0	0
Micahel Ruggiero (28)	75,000	75,000	0	0
Paul J. Solit and Julie Solit (29)	187,500	187,500	0	0
Robert T. Riegel (30)	150,000	150,000	0	0
Jeffrey L. Kahnke (31)	75,000	75,000	0	0
Daniel G. Gibson (32)	225,000	225,000	0	0
Douglas Topkis (33)	300,000	300,000	0	0
Hans Apel (34)	300,000	300,000	0	0
Randall M. Toig Trust (35)	75,000	75,000	0	0
Madeline A. Esposito (36)	37,500	37,500	0	0
Randall A. Giacovas (37)	37,500	37,500	0	0
Arthur Krantz (38)	75,000	75,000	0	0
Mathew Skidell (39)	37,500	37,500	0	0
American Capital Partners, L.L.C. (40)	3,320,000	3,320,000	0	0

(1)	Represents 800,000 shares of common stock and 400,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(2)	Represents 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(3)	Represents 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(4)	Represents 25,000 shares of common stock and 12,500 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(5)	Represents 400,000 shares of common stock and 200,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(6)	Represents 20,000 shares of common stock and 10,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(7)	Represents 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(8)	Represents 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(9)	Represents 200,000 shares of common stock and 100,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(10)
Represents 400,000 shares of common stock and 200,000 shares issuable upon exercise of warrants, purchased on April 16, 2007. The shares are held in trust by Mrs. Brigitte Feger as director for Strategic Immobilien AG.

(11)	Represents 60,000 shares of common stock and 30,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(12)	Represents 400,000 shares of common stock and 200,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(13)	Represents 400,000 shares of common stock and 200,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(14)	Represents 800,000 shares of common stock and 400,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(15)	Represents 700,000 shares of common stock and 350,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(16)	Represents 200,000 shares of common stock and 100,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(17)	Represents 400,000 shares of common stock and 200,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(18)	Represents 600,000 shares of common stock and 300,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(19)	Represents 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(20)	Represents 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(21)
Represents 200,000 shares of common stock and 100,000 shares issuable upon exercise of warrants, purchased on April 16, 2007. The shares are held in trust by R. Stephen Mullins, trustee for thte Wood Workers Investment Trust.

(22)	Represents 200,000 shares of common stock and 100,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(23)	Represents 200,000 shares of common stock and 100,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(24)	Represents 600,000 shares of common stock and 300,000 shares issuable upon exercise of warrants, purchased on April 16, 2007.

(25)	Represents 150,000 shares of common stock and 400,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(26)	Represents 75,000 shares of common stock and 200,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(27)	Represents 150,000 shares of common stock and 400,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(28)	Represents 75,000 shares of common stock and 200,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(29)	Represents 187,500 shares of common stock and 500,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(30)	Represents 150,000 shares of common stock and 400,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(31)	Represents 75,000 shares of common stock and 200,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(32)	Represents 225,000 shares of common stock and 600,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(33)	Represents 300,000 shares of common stock and 800,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(34)
Represents 300,000 shares of common stock and 800,000 shares issuable upon conversion of notes, purchased on May 8, 2007. The shares are held in trust by Randaall M. Toig as Trustee for the Randall M. Toig Trust.

(35)	Represents 75,000 shares of common stock and 200,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(36)	Represents 37,500 shares of common stock and 100,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(37)	Represents 37,500 shares of common stock and 100,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(38)	Represents 75,000 shares of common stock and 200,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(39)	Represents 37,500 shares of common stock and 100,000 shares issuable upon conversion of notes, purchased on May 8, 2007.

(40)	Represents 195,000 shares of common stock issuable upon exercise of warrants, 625,000 shares of common stock and 2,500,000 shares issuable upon conversion of notes, purchased on October 3, 2007

April Financing

On April 16, 2007, we completed a private placement offering of 36.025 units to accredited investors for an aggregate purchase price of $1,201,250 in cash and the cancellation of outstanding debt obligations in the aggregate principal amount of $600,000. Each “unit” consisted of 200,000 shares of our common stock and 100,000 warrants to purchase our common stock. Accordingly, we issued an aggregate of 7,205,000 shares of common stock and 3,602,500 warrants to purchase our common stock at an exercise price of $0.50 per share.

May Financing

On May 8, 2007, we completed a private placement offering of 26 units to accredited investors, with the assistance of American Capital Partners, LLC as placement agent, for an aggregate purchase price of $1,300,000 in cash. Each “unit” consisted of (i) $50,000 in 12% convertible promissory notes and (ii) 75,000 shares of our common stock. Accordingly, we issued an aggregate of $1,300,000 in convertible promissory notes and 1,950,000 shares of our common stock.

The convertible promissory notes bear interest at 12%, mature on the earlier of (i) August 31, 2007, (ii) a change of control or (iii) when we close on a subsequent financing with aggregate proceeds of $5,000,000 or more. The convertible promissory notes are convertible into our common stock, at the holders’ option, at a conversion price equal to the greater of (i) $0.25 or (ii) 67.5% of the average closing price for our common stock during the 10 trading days before, but not including, the conversion date. As of November 28, 2007, the average closing price for our common stock during the preceding 10 trading days as reported on the Over-The-Counter Bulletin Board was $0.2075 and, therefore, the conversion price for the secured convertible notes was $0.25. Based on this conversion price, the $1,300,000 convertible promissory notes, excluding interest, were convertible into 5,200,000 shares of our common stock.

In connection with the foregoing, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash to American Capital Partners, LLC. In addition, American Capital Partners, LLC was issued warrants to purchases 195,000 shares of common stock at an exercise price of $0.25 per share.

October Financing

On October 3, 2007, American Capital Partners, LLC purchased (i) $250,000 in 12% convertible promissory notes and (ii) 625,000 shares of our common stock for a purchase price of $250,000.

The convertible promissory note bear interest at 12%, mature on the earlier of (i) August 31, 2007, (ii) a change of control or (iii) when we close on a subsequent financing with aggregate proceeds of $5,000,000 or more. The convertible promissory notes are convertible into our common stock, at the holders’ option, at a conversion price equal to $0.10. Based on this conversion price, the $250,000 convertible promissory note, excluding interest, is convertible into 2,500,000 shares of our common stock.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our consolidated financial statements as of March 31, 2007 and 2006, and for the year ended March 31, 2007, have been included herein in reliance upon the report of RBSM LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

THERETIREMENTSOLUTION.COM, INC.

INDEX TO FINANCIAL STATEMENTS

Quarter Ended September 30, 2007

PART I – FINANCIAL INFORMATION

ITEM 1 – FINANCIAL STATEMENTS

TheRetirementSolution.com,Inc.
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	March 31,
	2007	2007
Assets

Current Assets:
Cash and cash equivalents	$16,224	$14,611
Total Current Assets	16,224	14,611
Property and Equipment, net of accumulated depreciation (Note 2)	17,937	1,479
Other Assets:
Deposits (Note 7)	33,800	-
Due from related parties (Note 6)	144,546	99,574
Total Assets	$212,507	$115,664

Liabilities and Deficiency in Stockholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities (Note 3)	$346,045	$385,884
Deferred revenue (Note 1)	-	5,500
Due to related party (Note 6)	-	43,561
Convertible debentures (Note 5)	1,300,000	450,000
Current portion of long-term debt (Note 4)	220,291	312,556
Total Current Liabilities	1,866,336	1,197,501
Other Liabilities:
Long-term debt (Note 4)	64,216	65,830
Total Liabilities	1,930,552	1,263,331
Commitments and Contingencies (Note 9)	-	-

Deficiency in Stockholders' Equity: (Note 8)
Common stock, par value $.001; 700,000,000 shares authorized; 147,900,732 and 141,735,432 shares issued and outstanding at September 30, 2007 and March 31, 2007, respectively	147,901	141,735
Additional paid-in capital	8,046,122	5,006,817
Accumulated deficit	(9,912,068)	(6,296,219)
Total Deficiency in Stockholders' Equity	(1,718,045)	(1,147,667)
Total Liabilities and Deficiency in Stockholders' Equity	$212,507	$115,664

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TheRetirementSolution.com,Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net Revenues	$2,360	$29,982	$16,745	$67,097
Operating Expenses:
Selling, general and administrative	716,194	2,001,259	3,558,469	2,447,280
Depreciation	994	267	1,221	535
Total Operating Expenses	717,188	2,001,526	3,559,690	2,447,815
Loss from operations	(714,828)	(1,971,544)	(3,542,945)	(2,380,718)
Other Income (Expense):
Interest expense	(46,144)	(11,038)	(72,904)	(17,271)
Total Other Expenses	(46,144)	(11,038)	(72,904)	(17,271)
Loss before income taxes	(760,972)	(1,982,582)	(3,615,849)	(2,397,989)
Income Taxes	-	-	-	-
Net Loss	$(760,972)	$(1,982,582)	$(3,615,849)	$(2,397,989)
Loss Per Common Share - Basic and Assuming Fully Dilluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Weighted Average Common Shares Outstanding - Basic and Assuming Fully Diluted	147,646,384	136,135,432	145,208,101	136,135,432

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TheRetirementSolution.com,Inc.
Condensed Consolidated Statement of (Deficiency in) Stockholders’ Equity
(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated	Total (Deficiency in)
	Shares	Amount	Capital	Deficit	Stockholders' Equity
Balance at March 31, 2006	98,765,424	$98,765	$21,235	$(545,195)	$(425,195)
Common stock issued in April 2006 for services rendered at $0.31 per share	411,525	412	124,588	-	125,000
Common stock issued in May 2006 for services rendered at $0.31 per share	411,524	411	124,589	-	125,000
Common stock issued in July 2006 for services rendered at $0.45 per share	411,525	412	184,588	-	185,000
Common stock issued in conjunction with merger with Voxpath Holdings, Inc.	36,135,434	36,135	-	-	36,135
Sale of common stock in January 2007	2,200,000	2,200	547,800	-	550,000
Sale of common stock in January 2007	700,000	700	174,300	-	175,000
Common stock issued in February 2007 in in exchange for convertible debenture	600,000	600	149,400	-	150,000
Common stock issued in February 2007 for services rendered at $0.49 per share	2,100,000	2,100	1,026,900	-	1,029,000
Beneficial conversion feature attributable to issuance of convertible debentures	-	-	192,200	-	192,200
Fair value of options issued to employees	-	-	1,440,776	-	1,440,776
Fair value of options issued to non-employees	-	-	1,020,441	-	1,020,441
Net loss	-	-	-	(5,751,024)	(5,751,024)
Balance at March 31, 2007	141,735,432	141,735	5,006,817	(6,296,219)	(1,147,667)
Sale of common stock in April 2007	1,905,000	1,905	474,345	-	476,250
Common stock issued for conversion of
debentures	1,800,000	1,800	448,200	-	450,000
Common stock issued in April 2006 for services
rendered at $0.47 per share	510,000	510	239,190	-	239,700
Common stock issued in April 2006 in connection
with marketing event at $0.47 per share	300	1	141	-	142
Beneficial conversion feature relating to convertible debt	-	-	371,429	-	371,429
Financing costs of shares issued relating to convertible debt	1,950,000	1,950	700,050	-	702,000
Value of warrants issued in settlement of debt	-	-	393,750	-	393,750
Value of vested employee options	-	-	412,200	-	412,200
Net loss	-	-	-	(3,615,849)	(3,615,849)
Balance at September 30, 2007	147,900,732	$147,901	$8,046,122	$(9,912,068)	$(1,718,045)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TheRetirementSolution.com,Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months	Six Months
	Ended	Ended
	September 30, 2007	September 30, 2006
Cash Flows From Operating Activities
Net loss	$(3,615,849)	$(2,397,989)
Adjustments to reconcile increase (decrease) in net assets to net cash used in operating activities:
Depreciation	1,221	535
Common stock issued for services rendered and financing costs	239,841	1,886,100
Beneficial conversion feature and financing costs of shares issued in connection with convertible debt	1,073,429	-
Fair value of warrants issued in settlement of debt	393,750	-
Fair value of vested employee options	412,200	-
Changes in assets and liabilities:
Bank overdraft	-	16,634
Deposits	(33,800)	-
Accounts payable and accrued expenses	(39,839)	32,996
Other liabilities	-	106,985
Deferred revenue	(5,500)	-
Net Cash Used in Operating Activities	(1,574,547)	(354,739)
Cash From Investing Activities
Payments for purchase of property and equipment	(17,679)	-
Net Cash Used in Investing Activities	(17,679)	-
Cash From Financing Activities
Proceeds from issuance of common stock	476,251	-
Proceeds from debentures payable	-	280,000
Proceeds from convertible debentures	1,300,000	-
Payments on notes payable	(93,879)	-
Proceeds from (payments to) related party advances, net	(88,533)	66,227
Net Cash Provided by Financing Activities	1,593,839	346,227
Net Change in Cash and Cash Equivalents	1,613	(8,512)
Cash and Cash Equivalents
Beginning of period	14,611	14,137
End of period	$16,224	$5,625

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TheRetirementSolution.com,Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$35,153	$-
Income taxes	$-	$-
Non-Cash Investing and Financing Activities
Common stock issued for services rendered and marketing costs	$239,841	$1,886,100
Fair value of warrants issued in settlement of debt	$393,750	$-
Fair value of vested employee options	$412,200	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

The RetirementSolution.Com, Inc. (the "Company") is incorporated on August 10, 2005 under the laws of the State of Nevada. On September 16, 2006, the Company changed its name to TheRetirementSolution.Com, Inc. The Company is a direct sales/multi-level marketing company that provides financial and educational information to its subscribers. While the Company has generated revenues from its sale of products, the Company has incurred expenses, and sustained losses. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. As of September 30, 2007, the Company has accumulated losses of $9,912,068.

On August 30, 2006, the Company entered into a Share Purchase Agreement (“Agreement”) with Voxpath Holdings, Inc. (“Voxpath”). Prior to merger, Voxpath was an inactive corporation with no significant assets and liabilities. As a result of the Agreement, there was a change in control of the public entity. In accordance with SFAS No. 141, Voxpath was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Voxpath’s capital structure. For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Voxpath is the surviving entity. The value of the net assets acquired was $0. The Company did not recognize goodwill or any intangible assets in connection with the transaction. Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 99,999,998 shares of the Company’s common stock. The value of the stock issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value. The total consideration paid was $86,135.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Voxpath Holdings, Inc. All significant inter-company transactions and balances have been eliminated in consolidation.

Revenue Recognition

For revenue from product sales and services, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB104"), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. The Company has deferred revenuew of $0 and $5,500 as of September 30, 2007 and March 31, 2007, respectively. SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), Multiple-Deliverable Revenue Arrangements. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's financial position and results of operations was not significant.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

A Company is under a contract with a related party corporation whereby the related party provides marketing and promotional activity in exchange for 20% of gross revenue from sales of the related corporation’s products and services. Contained within the contract are a minimum number of subscribers the Company is required to maintain to ensure exclusivity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the double-declining balance method over their estimated useful lives as follows:

Office equipment - 5 years

Advertising Costs
The Company expenses advertising costs as incurred. Advertising expense was $2,641 and $0 for the six-month periods ended September 30, 2007 and 2006, respectively.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs.” Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the six months ended September 30, 2007 and the year ended March 31, 2007, the Company’s expenditures on research and product development were immaterial.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Reclassification

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

Impairment of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SF AS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2007 and March 31, 2007. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Website Development Costs

The Company recognizes website development costs in accordance with Emerging Issue Task Force ("EITF") No. 00-02, "Accounting for Website Development Costs." As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development of its website. Direct costs incurred in the development phase are capitalized and recognized over the estimated useful life. Costs associated with repair or maintenance for the website are included in cost of net revenues in the current period expenses. During the period ended September 30, 2007 and the year ended March 31, 2007, the Company did not capitalize any costs associated with the website development.

Stock-Based Compensation

On January 1, 2006 the company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123 (R) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to a Employee Stock Purchase Plan based on the estimated fair values. SFAS 123 (R) supersedes the company's previous accounting under Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees" ("APB 25") for the periods beginning fiscal 2006.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (contined)

The company adopted SFAS 123 (R) using the modified prospective transition method, which required the application of the accounting standard as of January 1, 2006. The company's Financial Statements as of and for period ended September 30, 2007 reflects the impact of SFAS 123(R). In accordance with the modified prospective transition method, the company's Financial Statements for the prior periods have not been restated to reflect, and do not include the impact of SFAS 123 (R). Stock based compensation expense recognized under SFAS 123 (R) for the period ended September 30, 2007 was $412,200.

For the year ended March 31, 2007, the Company granted 14,288,760 stock options to employees and consultants with exercise prices ranging from $0.25 to $.42 per share expiring from three to ten years from dates of issuance with 25% to 50% immediate vesting. The fair value of the options was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%; volatility 207.57% to 242.54%; risk free interest rate 4.54 to 5.02%. The fair value of $1,440,776 was recorded as a current period charge to earnings.

For the six months ended September 30, 2007, the Company recognized the fair value of vested stock options granted to employees of $412,200. The fair value of the options were determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%; volatility 207.57%; risk free interest rate 4.80 to 4.85%.

Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Income taxes

The Company follows Statement of Financial Accounting Standard No.109, Accounting for Income Taxes (SFAS No.109) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse

At September 30, 2007, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $9,900,000, expiring in the year 2024, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company's ownership, the future use of its existing net operating losses may be limited.

Concentrations of Credit Risk

Financial instruments and related items which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The allowance for doubtful accounts was $0 and $0 at September 30, 2007 and March 31, 2007, respectively.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130; “Reporting Comprehensive Income” (SFAS) No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owners sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available for sale securities.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Liquidity

As shown in the accompanying condensed consolidated financial statements, the Company incurred a net loss of $3,615,849 for six months ended September 30, 2007. The Company's current liabilities exceeded its current assets by $1,850,112 as of September 30, 2007.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of six months or less when purchased to be cash equivalents.

Loss per Share

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In September 2006 the Financial Account Standards Board (the “FASB”) issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. FAS 157 effective date is for fiscal years beginning after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In September 2006 the FASB issued its Statement of Financial Accounting Standards 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company does not expect adoption of this standard will have a material impact on its consolidated financial position, operations or cash flows.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

1.	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

2.	Property and Equipment

The Company’s property and equipment at September 30, 2007 and March 31, 2007, consist of the following:

	September 30, 2007	March 31, 2007
Office equipment	$20,352	$2,673
	20,352	2,673
Less accumulated depreciation	(2,415)	(1,194)
	$17,937	$1,479

Depreciation expense charged to operations amounted to $1,221 and $535 for the six months ended September 30, 2007 and 2006, respectively.

3.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at September 30, 2007 and March 31, 2007:

	September 30, 2007	March 31, 2007
Accounts payable	$86,580	$109,705
Accrued consulting payable	125,000	89,900
Accrued interest payable	108,221	70,472
Accrued salaries and wages	-	95,752
Subscription royalties payable	-	51
Accrued payroll taxes	26,244	20,004
	$346,045	$385,884

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

4.	Notes Payable

A summary of notes payable at September 30, 2007 is as follows:

Convertible Promissory Note

In August 2005, the Company entered into an agreement to borrow $250,000 in exchange for a Convertible Promissory Note (Convertible Note). The Convertible Note included interest at 10% compounded semiannually, due and payable in five equal installments of $50,000 through December 2005. At Noteholder’s option, the Convertible Note could be convertible into 250,000 shares stock of the majority shareholder of the Company (Parent) at the equivalent conversion price of $1.00 per share. In addition to the Convertible Note, the Noteholder was to be issued warrants to purchase 250,000 shares (205,761 shares after pre-merger adjustment) of the Parent’s common stock at an exercise price of $1.25 per share.

Under the terms of the Convertible Note, if the existing president should resign or be dismissed, the monies loaned to the Company, including all accrued interest, would immediately be due and payable. The president resigned on February 19, 2006, thus accelerating the payment of the loan, plus accrued interest.

On April 24, 2006, the Company entered into an agreement with the Noteholder regarding his forbearance of collecting the debt owed to him due to the resignation of its former President. The Company will pay from the proceeds of a Private Placement, 10% of the first $500,000 of funds raised and 20% of the next $500,000 raised, for a total of $150,000. The remaining balance will be due on September 30, 2007, including interest at 10% compounding semi-annually. If the Private Placement raises less than $1,000,000 by October 2006, the Company will pay 10% of all additional capital raised by the Company. If no Private Placement Offering is circulated, the balance will be due immediately. Additionally, as consideration for his forbearance, the Company granted the Noteholder 500,000 shares (411,523 shares after pre-merger adjustment) of the Company’s common stock which was issued to him on April 24, 2006. (Note in default.)

Note Payable to Related Party

In March 2007, the Company entered into an agreement with a corporation that is majority owned by a former president and CEO of the Company and which provides ongoing management services under a consulting agreement as described in Note 12. Upon termination of the agreement in March 2007, and in exchange for the remaining payments due, a promissory note was issued to the majority shareholder in the amount of $128,386; with interest at 8.00% annually, payable in monthly installments of $5,807.

At September 30, 2007 and March 31, 2007, balances consist of the following:

	September 30, 2007	March 31, 2007
Convertible promissory note	$182,085	$250,000
Note payable to related party	102,422	128,386
	284,507	378,386
Less: current portion	(220,291)	(312,556)
Long-term debt	$64,216	$65,830

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

4.	Notes Payable (continued)

Aggregate maturities of long-term debt at September 30, 2007 are as follows:

Period Ending September 30,
2008	$220,291
2009	64,216
Total	$284,507

5.	Convertible Debentures

In April 2007, the Company issued 1,800,000 shares of common stock in exchange for convertible debentures totaling $450,000 which were outstanding as of March 31, 2007.

In May of 2007, the following convertible debentures were issued:

Convertible Debenture #10

In May 2007, the Company received $100,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #11

In May 2007, the Company received $50,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #12

In May 2007, the Company received $100,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #13

In May 2007, the Company received $50,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

5.	Convertible Debentures (continued)

Convertible Debenture #14

In May 2007, the Company received $125,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #15

In May 2007, the Company received $100,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #16

In May 2007, the Company received $50,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #17

In May 2007, the Company received $150,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #18

In May 2007, the Company received $200,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #19

In May 2007, the Company received $200,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #20

In May 2007, the Company received $50,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

5.	Convertible Debentures (continued)

Convertible Debenture #21

In May 2007, the Company received $25,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #22

In May 2007, the Company received $25,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #23

In May 2007, the Company received $50,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

Convertible Debenture #24

In May 2007, the Company received $25,000 in exchange for a Convertible Debenture (Debenture) that matured on August 31, 2007. The Debenture bears an interest rate of 12% and is convertible into the Company's common stock at the greater of $0.25 per share or 67.5% of the average 10 previous trade days prior to conversion. (Note in default.)

On May 8, 2007, the Company completed a private placement offering of 26 units, for an aggregate purchase price of $1,300,000 in cash. Each "unit" consisted of (i) $50,000 in 12% senior convertible notes (the "Notes") and (ii) 75,000 shares of common stock. The Company issued an aggregate of $1,300,000 in Notes in May 2007. The 1,950,000 shares of common stock were issued in July 2007. The beneficial conversion feature relating to convertible debt of $371,429 and the financing costs of shares issued relating to convertible debt of $702,000 was recorded as a current period expense and as an adjustment to common stock and to additional paid-in capital as of September 30, 2007.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Convertible Notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $371,429 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Notes. The debt discount attributed to the beneficial conversion feature is charged to current period operations as financing costs.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

5.	Convertible Debentures (continued)

At September 30, 2007, balances consisted of the following:

September 30, 2007
Convertible debenture #10	$100,000
Convertible debenture #11	50,000
Convertible debenture #12	100,000
Convertible debenture #13	50,000
Convertible debenture #14	125,000
Convertible debenture #15	100,000
Convertible debenture #16	50,000
Convertible debenture #17	150,000
Convertible debenture #18	200,000
Convertible debenture #19	200,000
Convertible debenture #20	50,000
Convertible debenture #21	25,000
Convertible debenture #22	25,000
Convertible debenture #23	50,000
Convertible debenture #24	25,000
$1,300,000

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

5.	Convertible Debentures (continued)

At March 31, 2007, balances consist of the following:

March 31, 2007
Convertible debenture #1	$50,000
Convertible debenture #2	50,000
Convertible debenture #3	50,000
Convertible debenture #4	50,000
Convertible debenture #5	25,000
Convertible debenture #6	100,000
Convertible debenture #7	25,000
Convertible debenture #8	50,000
Convertible debenture #9	50,000
$450,000

6.	Related Party Transactions

The Company advanced funds to two related parties. The advances are non-interest bearing and have no repayment terms. The related parties consist of two corporations related to the Company through common ownership. At September 30, 2007, due from related parties balance was $144,546. At March 31, 2007, due from related party was $99,574 and due to related party was $43,561.

A Company is under a contract with a related party corporation whereby the related party provides marketing and promotional activity in exchange for 20% of gross revenue from sales of the related corporation’s products and services. Contained within the contract are a minimum number of subscribers the Company is required to maintain to ensure exclusivity.

7.	Operating Lease Commitments

In June 2007, the Company entered into a lease agreement for office space under an operating lease agreement (Agreement). Under the Agreement, minimum monthly lease payments of $13,253 (including utilities and operating expenses) are required, continuing on a month-to-month basis until July 29, 2010. The first payment began in July 2007. A security deposit in the amount of $33,800 is required to be maintained on deposit with the landlord and has been capitalized as an asset on the balance sheet. The unused portion of the security deposit will be returned to the Company, after expiration of the term of the lease and delivery to the landlord of possession of the premises in accordance with the provisions of the Agreement.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

7.	Operating Lease Commitments (continued)

The minimum future lease rentals under this agreement are as follows:

Period Ending September 30,
2008	$79,518
2009	159,036
2010	159,036
2011	53,012
$450,602

The rent expense for all leases for the six months ended September 30, 2007 and 2006, was $25,805 and $0, respectively.

8.	Common Stock

The Company is authorized to issue 700,000,000 shares of common stock with par value $.001 per share. As of September 30, 2007, the Company had 147,900,732 shares of common stock issued and outstanding.

During the twelve months ended March 31, 2007, the Company issued common stock as follows:

On August 30, 2006, the Company entered into a Share Purchase Agreement (“Agreement”) with Voxpath Holdings, Inc. (“Voxpath”). As a result of the Agreement, there was a change in control of the public entity. In accordance with SFAS No. 141, Voxpath was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Voxpath’s capital structure.

Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 99,999,998 shares of the Company’s common stock. The value of the stock issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value. Accordingly, all historical shares, weighted average share and per share amounts have been restated to reflect the exchanged number of shares under the Agreement.

411,525 shares of common stock were issued to Noteholder (see Note 4) for forbearance of collecting the debt owed by the Company.

411,524 shares of common stock were issued to a consultant in exchange for consulting services.

411,525 shares of common stock were issued to an officer as an inducement to accept a position with the Company.

In a merger with Voxpath Holdings, Inc. the Company’s common stock increased by 36,135,434 shares and authorized shares increased from 300,000,000 shares to 700,000,000 shares.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

8.	Common Stock (continued)

Pursuant to a Private Placement Agreement, the Company received funds for common stock which was issued as follows: 2,900,000 shares and 1,450,000 warrants were issued for $725,000. A promissory note in the amount of $150,000 was converted to 600,000 shares of common stock.

2,100,000 shares were issued to consultants in exchange for consulting services.

During the six months ended September 30, 2007, the Company issued common stock as follows:

Pursuant to a Private Placement Agreement, the Company received funds for common stock which was issued as follows: 1,905,000 shares and 952,500 warrants were issued for $476,250.

In April 2007, the Company issued 1,800,000 shares of common stock in exchange for convertible debentures totaling $450,000.

510,000 shares of common stock were issued to consultants in exchange for consulting services.

300 shares of common stock were issued to contest winners as a marketing expense.

On May 8, 2007, the Company completed a private placement offering of 26 units, for an aggregate purchase price of $1,300,000 in cash. Each "unit" consisted of (i) $50,000 in 12% senior convertible notes (the "Notes") and (ii) 75,000 shares of common stock. The Company issued an aggregate of $1,300,000 in Notes in May 2007. The 1,950,000 shares of common stock were issued in July 2007. The beneficial conversion feature relating to convertible debt of $371,429 was recorded as additional paid-in capital and the financing costs of shares issued relating to convertible debt of $702,000 was recorded as $1,950 in common stock and $705,000 as additional paid-in capital as of September 30, 2007.

9.	Commitments and Contingencies

Employment and Consulting Agreements

The Company has consulting agreements with outside contractors to provide certain marketing and financial advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of September 30, 2007.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

10.	Going Concern

The Company’s unaudited condensed consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses which have resulted in an accumulated deficit of $9,912,068 at September 30, 2007 which raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Continuation as a going concern is dependent upon obtaining additional capital and upon the Company’s attaining profitable operations. The Company will require a substantial amount of additional funds to complete the development of its products, to build a sales and marketing organization, and to fund additional losses which the Company expects to incur over the next few years. The management of the Company intends to seek additional funding through a Private Placement Offering which will be utilized to fund product development and continue operations. The Company recognizes that, if it is unable to raise additional capital, it may find it necessary to substantially reduce or cease operations.

11.	Loss Per Common Share

The following table presents the computation of basic and diluted loss per share for the six months ended September 30, 2007 and 2006:

	September 30, 2007	September 30, 2006
Net loss available for common shareholders	$(3,615,849)	$(2,397,989)
Loss per share (basic and assuming dilution)	$(0.02)	$(0.02)

Weighted average common shares outstanding
Basic	145,208,101	136,135,432
Fully diluted	145,208,101	136,135,432

Fully-diluted weighted-average common shares outstanding are not utilized in the calculation of loss per common share as the effect would be anti-dilutive, decreasing the reported loss per common share.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

12.	Merger and Corporate Restructure

On August 30, 2006, the Company entered into a Share Purchase Agreement (“Agreement”) with Voxpath Holdings, Inc. (“Voxpath”). As a result of the Agreement, there was a change in control of the public entity. In accordance with SFAS No. 141, Voxpath was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Voxpath’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Voxpath is the surviving entity. The total purchase price and carrying value of the net assets acquired was $-0-. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The Company was an inactive corporation with no significant assets and liabilities.

Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 99,999,998 shares of the Company’s common stock. The value of the stock issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

The total consideration paid was $86,135 and the significant components of the transaction are as follows:

Cash paid	$50,000
Common stock retained	36,135
Assets acquired	-
Liabilities assumed	-
Total consideration paid/organization expense	$86,135

In accordance with SOP 98-5, the Company expensed $86,135 as organization costs.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

13.	Stock Options and Warrants

Employee Stock Options

The following table summarizes the changes in employee stock options outstanding and the related prices for the shares of the Company’s common stock issued to employees of the Company under a non-qualified employee stock option plan at September 30, 2007:

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Esercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$0.25	1,330,490	1.79	$0.25	1,330,490	$0.25
$0.41	6,000,000	2.32	0.41	2,500,000	$0.41
$0.42	1,500,000	2.36	0.42	833,334	$0.42
	8,830,490		$0.39	4,663,824	$0.36

Transactions involving stock options issued to employees are summarized as follows:

Weighted
Average
	Number of	Exercise
	Shares	Price

Options outstanding at August 10, 2005 (date of inception)	-	$ -
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Options outstanding at March 31, 2006	-	-
Granted	9,890,123	0.373
Exercised	-	-
Cancelled or expired	(1,059,633)	0.25
Options outstanding at March 31, 2007	8,830,490	0.388
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Options outstanding at September 30, 2007	8,830,490	$0.388

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

13.	Stock Options and Warrants (continued)

Employee Stock Options (continued)

During the year ended March 31, 2007, the Company granted 8,830,490 (net of 1,059,633) employee stock options with an exercise price from $0.25 to $0.42 expiring three to ten years from issuance. The fair value of the vested amounts (determined as described below) of $1,440,776 was charged to earnings in the year ended March 31, 2007. The fair value of the vested amounts (determined as described below) of $412,200 was charged to earnings in the six months ended September 30, 2007.

The weighted-average fair value of stock options granted to employees and the weighted average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

Risk-free interest rate at grant date:	4.80% to 5.05%
Expected volatility	207.57% to 242.54%
Expected dividend payout	$0
Expected option life-years (a)	3 to 10 years

(a) the expected option life is based on contractual expiration dates.

Non-Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to consultants and non-employees of the Company at September 30, 2007:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number of	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.25	4,938,270	3.79	$0.25	2,469,135	$0.25
$0.33	20,000	1.99	0.33	20,000	0.33
$0.42	500,000	2.36	0.42	500,000	0.42
	5,458,270	2.25	$0.27	2,989,135	$0.27

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

13.	Stock Options and Warrants (continued)

Non-Employee Stock Options (continued)

Transactions involving stock options issued to consultants and non-employees are summarized as follows:

Weighted
Average
	Number of	Price
	Shares	Per Share

Options outstanding at August 10, 2005 (date of inception)	-	$-
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Options outstanding at March 31, 2006	-	-
Granted	5,458,270	0.266
Exercised	-	-
Cancelled or expired	-	-
Options outstanding at March 31, 2007	5,458,270	0.266
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Options outstanding at September 30, 2007	5,458,270	$0.266

During the year ended March 31, 2007, the Company granted 5,458,270 non-employee stock options with a weighted average exercise price of $0.266 expiring three to five years from issuance. The fair value of the vested amounts (determined as described below) of $1,020,441 was charged to current period earnings.

The weighted-average fair value of stock options granted to non-employees and the weighted average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

Risk-free interest rate at grant date:	4.54% to 5.02%
Expected volatility	207.57% to 242.54%
Expected dividend payout	$0
Expected option life-years (a)	3 to 5 years

(a) the expected option life is based on contractual expiration dates.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

13.	Stock Options and Warrants (continued)

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to shareholders at September 30, 2007:

	Warrants Outstanding			Warrants Exercisable
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life (Years)	Price	Exercisable	Price

$0.50	3,602,500	2.58	$0.50	3,602,500	$0.50

Transactions involving the Company’s warrant issuance are summarized as follows:

Weighted
Average
	Number of	Price
	Shares	Per Share

Warrants outstanding at August 10, 2005 (date of inception)	-	$-
Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Warrants outstanding at March 31, 2006	-	-
Granted	1,750,000	0.50
Exercised	-	-
Cancelled or expired	-	-
Warrants outstanding at March 31, 2007	1,750,000	0.50
Granted	1,852,500	0.50
Exercised	-	-
Cancelled or expired	-	-
Warrants outstanding at September 30, 2007	3,602,500	$0.50

Warrants granted in conjunction with the sale of common stock during the year ended March 31, 2007, totaling 1,750,000 were issued in connection with the private placement of the Company’s common stock. The warrants are exercisable until three years after the date of issuance at a purchase price of $0.50 per share.

TheRetirementSolution.com,Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
September 30, 2007

13.	Stock Options and Warrants (continued)

Warrants (continued)

Warrants granted in conjunction with the sale of common stock during the six months ended September 30, 2007, totaling 952,500 were issued in connection with the private placement of the Company’s common stock. The warrants are exercisable until three years after the date of issuance at a purchase price of $0.50 per share.

Warrants granted during the six months ended September 30, 2007 totaling 900,000 were issued in connection with debt financing. The warrants are exercisable until three years after the date of issuance at a purchase price of $0.50 per share. The fair value of the warrants at the date of issuance was determined using the Black-Scholes Option Pricing Method with the following assumptions: dividend yield: -0-%; volatility: 207.57%; risk free interest rate: 4.53%

14.	Subsequent Events

In October 2007, the Company issued 625,000 shares of common stock in exchange for $250,000 in a convertible note (“Note”). The terms of the Note provide that interest shall accrue at the rate of 12% per annum and any amount not paid when interest is due shall accrue at the rate of 18% per annum. Principal shall be paid in cash or, at the option of the Company, in shares of common stock. The holder may also elect to convert some or all of the principal and interest owing into shares of the Company’s common stock. Shares shall be issued at a conversion rate of $0.10. Also, in October 2007, the Company issued 425,300 shares of common stock for legal services.

The Retirement Solution.com, Inc.
Condensed Consolidated Balance Sheets

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors

TheRetirementSolution.com, Inc.

Fullerton, CA

We have audited the accompanying consolidated balance sheet of TheRetirementSolution.com, Inc. (the “Company”) as of March 31, 2007 and the related consolidated statements of losses, deficiency in stockholders’ equity, and cash flows for the year ended March 31, 2007 and the period August 10, 2005 (date of inception) through March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2007, and the results of its operations and its cash flows for the year ended March 31, 2007 and the period August 10, 2005 (date of inception) through March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Note 13, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 13. The accompanying statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RBSM LLP
Certified Public Accountants

New York, New York
June 27, 2007

THERETIREMENTSOLUTION.COM, INC
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$14,611
Due from related party	99,574
Total current assets	114,185

Property, plant and equipment, net of accumulated depreciation of $1,194 (Note 3)	1,479

Total assets	$115,664

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities (Note 4)	$385,884
Deferred revenue (Note 1)	5,500
Due to related party (Note 7)	43,561
Convertible debentures (Note 6)	450,000
Current portion of long term debt (Note 5)	312,556
Total current liabilities	1,197,501

Long term debt:
Notes payable, long term portion (Note 5)	65,830

Total liabilities	1,263,331

Commitments and Contingencies (Note 12)

DEFICIENCY IN STOCKHOLDERS' EQUITY
Common stock, par value $0.001; 700,000,000 shares authorized; 141,735,432 issued and outstanding as of March 31, 2007 (Note 8)	141,735
Additional paid in capital	5,006,817
Accumulated deficit	(6,296,219)
Total deficiency in stockholders' equity	(1,147,667)

Total liabilities and deficiency in stockholders' equity	$115,664

The accompanying notes are an integral part of these consolidated financial statements

THERETIREMENTSOLUTION.COM, INC
CONSOLIDATED STATEMENTS OF LOSSES

		Period from August 10,
	Year Ended	2005 (date of inception)
	March 31, 2007	to March 31, 2006
Net revenue	$97,543	$117,909

Operating expenses:
Selling, general and administrative	5,600,307	646,048
Depreciation	985	209
Total operating expenses	5,601,292	646,257

LOSS FROM OPERATIONS	(5,503,749)	(528,348)

Other income (expense):
Interest (expense), net	(247,275)	(16,847)

Net loss before provision for income taxes	(5,751,024)	(545,195)

Income taxes (benefit)	-	-

NET LOSS	$(5,751,024)	$(545,195)

Loss per common share-basic and assuming fully diluted	$(0.05)	$(0.01)

Weighted average number of common shares outstanding-basic and assuming fully diluted	121,851,000	98,765,424

The accompanying notes are an integral part of these consolidated financial statements

THERETIREMENTSOLUTION.COM, INC
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FROM AUGUST 10, 2005 (DATE OF INCEPTION) THROUGH MARCH 31, 2007

			Additional
	Common stock		paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, August 10, 2005 (date of inception)	-	$-	$-	$-	$-
Common stock issued to founders for services rendered	98,765,424	98,765	21,235	-	120,000
Net loss	-	-	-	(545,195)	(545,195)
Balance, March 31, 2006	98,765,424	98,765	21,235	(545,195)	(425,195)

Common stock issued in April 2006 for services rendered at $0.31 per share	411,525	412	124,588	-	125,000
Common stock issued in May 2006 for services rendered at $0.31 per share	411,524	411	124,589	-	125,000
Common stock issued in July 2006 for services rendered at $0.45 per share	411,525	412	184,588	-	185,000
Common stock issued in conjunction with merger with Voxpath Holdings, Inc	36,135,434	36,135	-	-	36,135
Sale of common stock in January 2007	2,200,000	2,200	547,800	-	550,000
Sale of common stock in February 2007	700,000	700	174,300		175,000
Common stock issued in February 2007 in exchange for convertible debenture	600,000	600	149,400	-	150,000
Common stock issued in February 2007 for services rendered at $0.49 per share	2,100,000	2,100	1,026,900	-	1,029,000
Beneficial conversion feature relating to the issuance of convertible debentures	-	-	192,200	-	192,200
Fair value of options issued to employees	-	-	1,440,776	-	1,440,776
Fair value of options issued to non employees	-	-	1,020,441		1,020,441
Net loss	-	-	-	(5,751,024)	(5,751,024)

	141,735,432	$141,735	$5,006,817	$(6,296,219)	$(1,147,667)

The accompanying notes are an integral part of these consolidated financial statements

THERETIREMENTSOLUTION.COM, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from August 10,
	Year ended	2005 (date of inception)
	March 31, 2007	to March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,751,024)	$(545,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	985	209
Common stock issued for services rendered	1,464,000	120,000
Fair value of options issued for services rendered	2,461,217	-
Beneficial conversion feature attributable to convertible debenture	192,200	-
Organization costs relating to the acquisition of Voxpath Holdings, Inc.	86,135	-
Increase (decrease) in:
Accounts payable and accrued expenses	288,525	97,359
Deferred revenue	5,500	-
Net cash (used in) operating activities	(1,252,462)	(327,627)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in conjunction with the acquisition of Voxpath Holdings, Inc	(50,000)	-
Acquisition of fixed assets	-	(2,673)
Net cash (used in) investing activities	(50,000)	(2,673)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	725,000	-
Proceeds from convertible debentures	600,000	-
Proceeds from convertible debentures, related party	-	250,000
Proceeds from notes payable, related party	128,386	-
Proceeds from (payments to) related party advances, net	(150,450)	94,437
Net cash provided by financing activities	1,302,936	344,437

Net increase in cash and cash equivalents	474	14,137
Cash and cash equivalents-beginning of the period	14,137	-
Cash and cash equivalents-end of the period	$14,611	$14,137

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,452	$16,847
Income taxes	$-	$-

Common stock issued for services rendered	$1,464,000	$120,000
Fair value of options issued for services rendered	$2,461,217	$-
Beneficial conversion feature attributable to convertible debenture	$192,200	$-
Common stock issued in conjunction with merger with Voxpath Holdings, Inc.	$36,135	$-

The accompanying notes are an integral part of these consolidated financial statements

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

1.	Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

Business and basis of Presentation

TheRetirementSolution.Com, Inc. (the "Company") is incorporated on August 10, 2005 under the laws of the State of Nevada. On September 16, 2006, the Company changed its name to TheRetirementSolution.Com, Inc. The Company is a direct sales/multi-level marketing company that provides financial and educational information to its subscribers. While the Company has generated revenues from its sale of products, the Company has incurred expenses, and sustained losses. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. As of March 31, 2007, the Company has accumulated losses of $6,296,219.

On August 30, 2006, the Company entered into a Share Purchase Agreement (“Agreement”) with Voxpath Holdings, Inc. (“Voxpath”). Prior to merger, Voxpath was an inactive corporation with no significant assets and liabilities. As a result of the Agreement, there was a change in control of the public entity. In accordance with SFAS No. 141, Voxpath was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Voxpath’s capital structure. For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Voxpath is the surviving entity. The value of the net assets acquired was $0. The Company did not recognize goodwill or any intangible assets in connection with the transaction. Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 99,999,998 shares of the Company’s common stock. The value of the stock issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value. The total consideration paid was $86,135.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Voxpath Holdings, Inc. All significant inter-company transactions and balances have been eliminated in consolidation.

Revenue Recognition

For revenue from product/contract sales/subscription, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104"), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: 1) Persuasive evidence of an arrangement exists; 2) delivery has occurred; 3) the selling price is fixed and determinable; and 4) collectibility is reasonably assured.

Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the company and the customer jointly determine that the product has been delivered or no refund will be required. At March 31, 2007; the Company had deferred revenue of $5,500. SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21"), Multiple-Deliverable Revenue Arrangements. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company’s consolidated financial position and results of operations was not significant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the double-declining balance method over their estimated useful lives as follows:

Office equipment 5 years

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

1.	Summary of Significant Accounting Policies (continued)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $12,500 and $110 for the year ended March 31, 2007 and for the period August 10, 2005 (date of inception) through March 31, 2006, respectively.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs.” Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the year ended March 31, 2007 and for the period August 10, 2005 (date of inception) through March 31, 2006, the Company’s expenditures on research and product development were immaterial.

Reclassification

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

Impairment of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SF AS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2007 and 2006. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Concentrations of Credit Risk

Financial instruments and related items which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The allowance for doubtful accounts was $0 at March 31, 2007.

Website Development Costs

The Company recognizes website development costs in accordance with Emerging Issue Task Force ("EITF") No. 00-02, "Accounting for Website Development Costs." As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development of its website. Direct costs incurred in the development phase are capitalized and recognized over the estimated useful life. Costs associated with repair or maintenance for the website are included in cost of net revenues in the current period expenses. During the year ended March 31, 2007 and for the period August 10, 2005 (date of inception) through March 31, 2006, the Company did not capitalize any costs associated with the website development.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

1.	Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

On January 1, 2006 the company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" (SFAS 123 (R)) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to a Employee Stock Purchase Plan based on the estimated fair values. SFAS 123 (R) supersedes the company's previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for the periods beginning fiscal 2006.

The company adopted SFAS 123 (R) using the modified prospective transition method, which required the application of the accounting standard as of January 1, 2006. The company's Financial Statements as of and for the year ended March 31, 2007 reflects the impact of SFAS 123(R). In accordance with the modified prospective transition method, the company's Financial Statements for the prior periods have not been restated to reflect, and do not include the impact of SFAS 123 (R). Stock based compensation expense recognized under SFAS 123 (R) for the year ended March 31, 2007 was $1,440,776. Pro forma stock based compensation was $0 for the year ended March 31, 2006. Pro forma disclosure for the year ended March 31, 2007 is not presented because the amounts are recognized in the consolidated financial statements.

For the year ended March 31, 2007, the Company granted 14,288,760 stock options to employees and consultants with exercise prices ranging from $0.25 to $.42 per share expiring from three to ten years from dates of issuance with 25% to 50% immediate vesting. The fair value of the options was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%; volatility 207.57% to 242.54%; risk free interest rate 4.54 to 5.02%. The fair value of $1,440,776 was recorded as a current period charge to earnings.

Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Income taxes

The Company follows Statement of Financial Accounting Standard No.109, Accounting for Income Taxes (SFAS No.109) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse

At March 31, 2007, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $6,000,000, expiring in the year 2023, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of March 31, 2007 are as follows:

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

1.	Summary of Significant Accounting Policies (continued)

Noncurrent:
Net operating loss carryforward	$2,326,000
Valuation allowance	$(2,326,000)
Net deferred tax asset	-

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130; “Reporting Comprehensive Income” (SFAS) No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owners sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available for sale securities.

Liquidity

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $5,751,024 for the year ended March 31, 2007. The Company's current liabilities exceeded its current assets by $1,083,316 as of March 31, 2007.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

Loss per Share

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155. “Accounting for certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140,” or SFAS No. 155. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 will not have a material impact on the Company's consolidated financial position and results of operations.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

1.	Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In July 2006, the FASB issued Interpretation No. 48 (FIN 48). “Accounting for uncertainty in Income Taxes”. FIN 48 clarifies the accounting for Income Taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and clearly scopes income taxes out of SFAS 5, “ Accounting for Contingencies”. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect to have a material impact on our consolidated financial position, results of operations or cash flows.

In September 2006 the Financial Account Standards Board (the “FASB”) issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. FAS 157 effective date is for fiscal years beginning after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its consolidated financial position, operations or cash flows.

In September 2006 the FASB issued its Statement of Financial Accounting Standards 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company did not have any defined benefit pension and other postretirement plans and accordingly did not have any impact on its consolidated financial position, operations or cash flows for the period August 10, 2005 (date of inception) through March 31, 2006.

In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company does not expect adoption of this standard will have a material impact on its consolidated financial position, operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

2.	Merger and Corporate Restructure

On August 30, 2006, the Company entered into a Share Purchase Agreement (“Agreement”) with Voxpath Holdings, Inc. (“Voxpath”). As a result of the Agreement, there was a change in control of the public entity. In accordance with SFAS No. 141, Voxpath was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Voxpath’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Voxpath is the surviving entity. The total purchase price and carrying value of the net assets acquired was $0. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The Company was an inactive corporation with no significant assets and liabilities.

Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 99,999,998 shares of the Company’s common stock. The value of the stock issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

The total consideration paid was $86,135 and the significant components of the transaction are as follows:

Cash paid	$50,000
Common stock retained	36,135
Assets acquired	-
Liabilities assumed	-
Total consideration paid/organization expense	$86,135

In accordance with SOP 98-5, the Company expensed $86,135 as organization costs.

3.	Property and Equipment

The Company’s property and equipment at March 31, 2007 consists of the following:

Office equipment	$2,673
2,673
Less accumulated depreciation	(1,194)
$1,479

Depreciation expense charged to operations amounted to $985 and $209 for the year ended March 31, 2007 and for the period August 10, 2005 (date of inception) through March 31, 2006.

4.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at March 31, 2007:

March 31, 2007

Accounts payable	$109,705
Accrued consulting payable	89,900
Accrued interest payable	70,471
Accrued payroll taxes	20,004
Accrued salaries and wages	95,752
Subscription royalties payable	51
$385,883

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

5.	Notes Payable

A summary of notes payable at March 31, 2007 is as follows:

Convertible Promissory Note

In August 2005, the Company entered into an agreement to borrow $250,000 in exchange for a Convertible Promissory Note (Convertible Note). The Convertible Note included interest at 10% compounded semiannually, due and payable in five equal installments of $50,000 through December 2005. At Noteholder’s option, the Convertible Note could be convertible into 250,000 shares stock of the majority shareholder of the Company (Parent) at the equivalent conversion price of $1.00 per share. In addition to the Convertible Note, the Noteholder was to be issued warrants to purchase 250,000 shares (205,761 shares after pre-merger adjustment) (see note 11) of the Parent’s common stock at an exercise price of $1.25 per share.

Under the terms of the Convertible Note, if the existing president should resign or be dismissed, the monies loaned to the Company, including all accrued interest, would immediately be due and payable. The president resigned on February 19, 2006, thus accelerating the payment of the loan, plus accrued interest.

On April 24, 2006, the Company entered into an agreement with the Noteholder regarding his forbearance of collecting the debt owed to him due to the resignation of its former President. The Company will pay from the proceeds of a Private Placement, 10% of the first $500,000 of funds raised and 20% of the next $500,000 raised, for a total of $150,000. The remaining balance will be due on September 30, 2007, including interest at 10% compounding semi-annually. If the Private Placement raises less than $1,000,000 by October 2006, the Company will pay 10% of all additional capital raised by the Company. If no Private Placement Offering is circulated, the balance will be due immediately. Additionally, as consideration for his forbearance, the Company granted the Noteholder 500,000 shares (411,523 shares after pre-merger adjustment) of the Company’s common stock which was issued to him on April 24, 2006.

Note Payable to Related Party

In March 2007, the Company entered into an agreement with a corporation that is majority owned by a former president and CEO of the Company and which provides ongoing management services under a consulting agreement as described in Note 12. Upon termination of the agreement in March 2007, and in exchange for the remaining payments due, a promissory note was issued to the majority shareholder in the amount of $128,386; with interest at 8.00% annually, payable in monthly installments of $5,807.

At March 31, 2007, balances consist of the following:

Convertible promissory note	$250,000
Note payable to related party	128,386
378,386

Less: current portion	(312,556)
Long-term debt	$65,830

Aggregate maturities of long-term debt at March 31, 2007 are as follows:

Year ending March 31,
2008	$312,556
2009	65,830
Total, as above	$378,386

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

6.	Convertible Debentures

Convertible Debenture #1

In June 2006, the Company received $50,000 in exchange for a Convertible Debenture (“Debenture”) that matures on September 15, 2006. The Debenture bears interest at a rate of 10% and will be convertible into 200,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

Convertible Debenture #2

In July 2006, the Company received $50,000 in exchange for a Convertible Debenture (“Debenture”) that matures on September 15, 2006. The Debenture bears interest at a rate of 10% and will be convertible into 200,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

Convertible Debenture #3

In July 2006, the Company received $50,000 in exchange for a Convertible Debenture (“Debenture”) that matures on September 15, 2006. The Debenture bears interest at a rate of 10% and will be convertible into 200,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in Convertible Notes #2, and #3. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $48,000 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense.

Convertible Debenture #4

In August 2006, the Company received $50,000 in exchange for a Convertible Debenture (“Debenture”) that matures on September 15, 2006. The Debenture bears interest at a rate of10% and will be convertible into 200,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

Convertible Debenture #5

In August 2006, the Company received $25,000 in exchange for a Convertible Debenture (“Debenture”) that matures on September 15, 2006. The Debenture bears interest at a rate of 10% and will be convertible into 100,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in Convertible Notes #4 and $5. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $36,000 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense. The Debenture holder has executed a Notice of Conversion.

Convertible Debenture #6

In September and October 2006, the Company received $55,000 and $45,000, respectively, in exchange for a Convertible Debenture (“Debenture”) that matures on September 15, 2006. The Debenture bears interest at a rate of 10% and will be convertible into 400,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

6.	Convertible Debentures (continued)

Convertible Debenture #6 (continued)

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in Convertible Note #6. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $18,200 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense.

Convertible Debenture #7

In October 2006, the Company received $25,000 in exchange for a Convertible Debenture (“Debenture”) that matures on October 15, 2006. The Debenture bears interest at a rate of 10% and will be convertible into 100,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Company currently is in default. The Debenture holder has executed a Notice of Conversion.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in Convertible Note #6. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $4,000 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense.

Convertible Debenture #8

In January 2007, the Company received $50,000 in exchange for a Convertible Debenture (“Debenture”) that matures in February 2007. The Debenture bears interest at a rate of 10% and will be convertible into 200,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Debenture holder has executed a Notice of Conversion.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in Convertible Note #6. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $12,000 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense.

Convertible Debenture #9

In January 2007, the Company received $50,000 in exchange for a Convertible Debenture (“Debenture”) that matures in February 2007. The Debenture bears interest at a rate of 10% and will be convertible into 200,000 shares of the Company’s common stock, at a conversion rate of $.25 per share. Interest will also be converted into common stock at a conversion rate of $.25 per share. The Debenture holder has executed a Notice of Conversion.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in Convertible Note #6. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $12,000 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is charged to current period operations as interest expense.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

6.	Convertible Debentures (continued)

At March 31, 2007, balances consist of the following:

March 31, 2007
Convertible debenture #1	$50,000
Convertible debenture #2	50,000
Convertible debenture #3	50,000
Convertible debenture #4	50,000
Convertible debenture #5	25,000
Convertible debenture #6	100,000
Convertible debenture #7	25,000
Convertible debenture #8	50,000
Convertible debenture #9	50,000
$450,000
7.	Related Party Transactions

The Company received advances totaling $675,801 from three related parties. The advances are non-interest bearing and have no repayment terms. The related parties consist of two corporations related to the Company through common ownership and a debenture holder. At March 31, 2007, due to related parties balance was $43,561. The Company paid back advances in excess of funds received in the amount of $99,574, resulting in a due from related party of $99,574 at March 31, 2007.

A corporation that is majority owned by the former president and CEO of the Company provides ongoing services for management, graphic design, customer service, software programming and other consulting services as follows: A monthly base fee of $27,003 (beginning March 1, 2006) is charged plus a management fee equal to 12 ½% of the salaries paid by the related party to its employees. The related party may adjust its fees from time to time, but not more frequently than quarterly, and shall not be increased by more than 25%. The Company charged $27,003 and $297,224 to expenses for the periods ended March 31, 2006 and 2007, respectively. The management contract and related leases were terminated in March 2007.

A Company is under a contract with a related party corporation whereby the related party provides marketing and promotional activity in exchange for 20% of gross revenue from sales of the related corporation’s products and services. Contained within the contract are a minimum number of subscribers the Company is required to maintain to ensure exclusivity.

The Company leases office space from the related party under an operating lease agreement (Agreement). Under the Agreement, minimum monthly lease payments of $5,300 are required, continuing on a month-to-month basis until the Company or the lessor terminates the tenancy (Note 12). The monthly lease payment is part of the management fee of $27,003 described above.

8.	Common Stock

The Company is authorized to issue 700,000,000 shares of common stock with par value $.001 per share. As of March 31, 2007, the Company had 141,735,432 shares of common stock issued and outstanding.

During the period from August 10, 2005 (date of inception) through March 31, 2006, the Company issued common stock as follows:

On December 15, 2005, the Company increased its authorized shares of common stock from 75,000 shares to 300,000,000 shares and declared a forward split of 12,000 shares to 1 share. Accordingly, all historical shares, weighted average share and per share amounts have been restated to reflect the forward stock split.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

8.	Common Stock (continued)

As described in Note 2 above, on August 30, 2006, the Company entered into a Share Purchase Agreement (“Agreement”) with Voxpath Holdings, Inc. (“Voxpath”). As a result of the Agreement, there was a change in control of the public entity. In accordance with SFAS No. 141, Voxpath was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Voxpath’s capital structure.

Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 99,999,998 shares of the Company’s common stock. The value of the stock issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value. Accordingly, all historical shares, weighted average share and per share amounts have been restated to reflect the exchanged number of shares under the Agreement.

In August 2005, the Company issued 98,765,424 shares to the founders in exchange for services relating to formation of the Company. The Company charged $120,000 to expenses in relation to the issuance. The Company valued the shares issued for consulting services at the rate which represents the fair value of the services received which did not differ materially from the value of the stock issued.

During the twelve months ended March 31, 2007, the Company issued common stock as follows:

411,525 shares of common stock were issued to Noteholder (see Note 4) for forbearance of collecting the debt owed by the Company.

411,524 shares of common stock were issued to a consultant in exchange for consulting services.

411,525 shares of common stock were issued to an officer as an inducement to accept a position with the Company.

In a merger with Voxpath Holdings, Inc. (see Note 2), the Company’s common stock increased by 36,135,434 shares and authorized shares increased from 300,000,000 shares to 700,000,000 shares.

Pursuant to a Private Placement Agreement, the Company received funds for common stock which was issued as follows: 2,900,000 shares and 1,450,000 warrants were issued for $725,000. A promissory note in the amount of $150,000 was converted to 600,000 shares of common stock.

2,100,000 shares were issued to consultants in exchange for consulting services.

9.	Income Taxes

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

At March 31, 2007, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $6,000,000, expiring in the year 2026, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of March 31, 2007 are as follows:

Noncurrent:
Net operating loss carryforward	$2,326,000
Valuation allowance	$(2,326,000)
Net deferred tax asset	-

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

9.	Income Taxes (continued)

The total provision differs from the amount that would be obtained by applying the federal statutory rate of 34% to income before income taxes, as follows:

Expected tax provision (benefit)	$(2,326,000)
Effect of:
State income taxes, net of federal benefit	-
Net Operating loss carryforward	(187,000)
Increase in valuation allowance	2,513,000
Graduated rates	-
$-

10.	Loss per Common Share

The following table presents the computation of basic and diluted loss per share for the period ended March 31, 2007 and 2006:

	2007	2006
Net loss available for common shareholders	$(5,751,024)	$(545,195)
Loss per share (basic and assuming dilution)	$(0.05)	$(0.01)
Weighted average number of common shares outstanding-basic and assuming fully diluted	121,851,000	98,765,424

Fully-diluted weighted-average common shares outstanding are not utilized in the calculation of loss per common share as the effect would be anti-dilutive, decreasing the reported loss per common share.

11.	Stock Options and Warrants

Employee Stock Options

The following table summarizes the changes in employee stock options outstanding and the related prices for the shares of the Company’s common stock issued to employees of the Company under a non-qualified employee stock option plan at March 31, 2007:
	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Esercisable
Prices	Outstanding	Life (Years)	Options	Exercisable	Options

$ 0.25	1,330,490	2.29	$0.25	1,330,490	$0.25
$ 0.41	6,000,000	9.82	$0.41	1,500,000	$0.41
$ 0.42	1,500,000	9.86	$0.42	500,000	$0.42

Transactions involving stock options issued to employees are summarized as follows:

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

11.	Stock Options and Warrants (continued)

Employee Stock Options (continued)
Weighted
Average
	Number of	Exercise
	Shares	Price

Options outstanding at August 10, 2005 (date of inception)	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Options outstanding at March 31, 2006	-	-
Granted	9,890,123	0.373
Exercised	-	-
Canceled or expired	(1,059,633)	0.25
Options outstanding at March 31, 2007	8,830,490	$0.388

During the year ended March 31, 2007, the Company granted 8,830,490 (net of 1,059,633) employee stock options with an exercise price from $0.25 to $0.42 expiring three to ten years from issuance. The fair value of the vested amounts (determined as described below) of $1,440,776 was charged to current period earnings.

The weighted-average fair value of stock options granted to employees and the weighted average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

Risk-free interest rate at grant date:	4.80% to 5.05%
Expected volatility	207.57% to 242.54%
Expected dividend payout	$0
Expected option life-years (a)3 to 10 years

(a) the expected option life is based on contractual expiration dates.

Non-Employee Stock Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to consultants and non-employees of the Company at March 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number of	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$ 0.25	4,938,270	4.29	$0.25	2,469,135	$0.25
$ 0.33	20,000	2.49	$0.33	20,000	$0.33
$ 0.42	500,000	9.86	$0.42	500,000	$0.42

Transactions involving stock options issued to consultants and non-employees are summarized as follows:

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

11.	Stock Options and Warrants (continued)

Non-Employee Stock Options (continued)

Weighted
Average
	Number of	Exercise
	Shares	Price

Options outstanding at August 10, 2005 (date of inception)	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Options outstanding at March 31, 2006	-	-
Granted	5,458,270	0.266
Exercised	-	-
Canceled or expired	-	-
Options outstanding at March 31, 2007	5,458,270	$0.266

During the year ended March 31, 2007, the Company granted 5,458,270 non-employee stock options with a weighted average exercise price of $0.266 expiring three to ten years from issuance. The fair value of the vested amounts (determined as described below) of $1,020,441 was charged to current period earnings.

The weighted-average fair value of stock options granted to non-employees and the weighted average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

Significant assumptions (weighted average):
Risk-free interest rate at grant date	4.54% to 5.02%
Expected stock price volatility	207.57% to 242.54%
Expected dividend payout	-
Expected option life-years (a)	3 to 5 years

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to shareholders at March 31, 2007:

	Warrants Outstanding			Warrants Exercisable
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life (Years)	Price	Exercisable	Price

$ 0.50	1,750,000	2.84	$0.50	1,750,000	$0.50

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

11.	Stock Options and Warrants (continued)

Warrants (continued)

Transactions involving the Company’s warrant issuance are summarized as follows:

Weighted
Average
	Number of	Exercise
	Shares	Price

Warrants outstanding at August 10, 2005 (date of inception)	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Warrants outstanding at March 31, 2006	-	-
Granted	1,750,000	0.50
Exercised	-	-
Canceled or expired	-	-
Warrants outstanding at March 31, 2007	1,750,000	$0.50

Warrants granted in conjunction with the sale of common stock during the year ended March 31, 2007, totaling 1,750,000 were issued in connection with the private placement of the Company’s common stock. The warrants are exercisable until three years after the date of issuance at a purchase price of $0.50 per share.

12.	Commitments and Contingencies

Leases

The Company leases office space from the related party under an operating lease agreement (Agreement). Under the Agreement, minimum monthly lease payments of $5,300 are required, continuing on a month-to-month basis until the Company or the lessor terminates the tenancy. The rent expense for the operating lease for the year ended March 31, 2007, was $28,800. On April 1, 2006, the Company entered into a new lease agreement requiring monthly lease payments of $2,400 with all other terms identical to the original lease. As described in Note 7, the lease agreement and management contract was terminated in March 2007.

Employment and Consulting Agreements

The Company has consulting agreements with outside contractors to provide certain marketing and financial advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

Related party transactions

A Company is under a contract with a related party corporation whereby the related party provides marketing and promotional activity in exchange for 20% of gross revenue from sales of the related corporation’s products and services. Contained within the contract are a minimum number of subscribers the Company is required to maintain to ensure exclusivity.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of March 31, 2007.

THERETIREMENTSOLUTION.COM, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

13.	Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses which have resulted in an accumulated deficit of $6,296,219 at March 31, 2007 which raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Continuation as a going concern is dependent upon obtaining additional capital and upon the Company’s attaining profitable operations. The Company will require a substantial amount of additional funds to complete the development of its products, to build a sales and marketing organization, and to fund additional losses which the Company expects to incur over the next few years. The management of the Company intends to seek additional funding through a Private Placement Offering which will be utilized to fund product development and continue operations. The Company recognizes that, if it is unable to raise additional capital, it may find it necessary to substantially reduce or cease operations.

14.	Subsequent Events

Advances

In April 2007, the Company repaid a short-term advance received from a related party totaling $40,000. The advance is non-interest bearing and has no repayment terms. The related party is a debenture holder.

Conversion of Debentures

In April 2007, the Company converted debentures totaling $450,000 into 1,800,000 shares of common stock and issued 900,000 warrants exercisable for three years at $0.0.50 per share as follows: Convertible debentures #1, #2, and #3 - 600,000 shares and 300,000 warrants. Convertible debenture #4 - 200,000 shares and 100,000 warrants. Convertible debenture #5 - 100,000 shares and 50,000 warrants. Convertible debenture #6 - 400,000 shares and 200,000 warrants. Convertible debenture #7 - 100,000 shares and 50,000 warrants. Convertible debenture #8 - 200,000 shares and 100,000 warrants. Convertible debenture #9 - 200,000 shares and 100,000 warrants.

Common Stock Issuances

In April 2007, the Company issued 1,905,000 shares of common stock for $476,250. In conjunction with the issuance, 952,500 warrants were issued, exercisable for three years at $0.50 per share.

In April 2007, the Company issued 510,000 shares of common stock for consulting services. A contest was held by the Company and 300 shares were issued to the contest winner.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$170.64
Printing and engraving expenses	$5000
Legal fees and expenses	$40,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$5,000
Total	$60,170.64

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 16, 2007, we completed a private placement offering of 205,000 shares of common stock and 3,602,500 warrants to purchase our common stock to accredited investors and non U.S. persons (as contemplated by Rule 902 under the Securiites Act of 1933.) These issuances are exempt from registration requirements under Regulation D or Regulation S under the Securities Act of 1933, as amended. The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act of 1933 on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

On May 8, 2007, we completed a private placement offering of 75,000 shares of our common stock and $50,000 in 12% senior convertible notes. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

On August 30, 2006, The Retirement Solution, Inc. entered into a Share Purchase Agreement with Voxpath Holdings, Inc. All previously outstanding common stock owned by The Retirement Solution were exchanged for an aggregate of 99,999,992 shares of Voxpath common stock.

ITEM 27. EXHIBITS.

Exhibit Number	Description of Exhibit
3.1	Registrant’s Articles of Incorporation (incorporated by reference to the exhibits to Registrants 10SB12G filed on August 12, 1999).

3.2	Certificate of Amendment to Registrant’s Articles of Incorporation (incorporated by reference to the exhibits to Registrants 10SB12G filed on August 12, 1999).

3.4	Registrant’s By-Laws (incorporated by reference to the exhibits to Registrants 10SB12G filed on August 12, 1999).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Subscription Agreement (incorporated by reference to a Form 8-K filed by Registrant on April 20, 2007)

10.2	Subscription Agreement (incorporated by reference to a Form 8-K filed by Registrant on May 10, 2007)

10.3	Amendment to Articles of Incorporation or by-laws (incorporated by reference to a Form 8-K filed by Registrant on February 15, 2007)

10.4	Entry into a Material Definitive Agreement (incorporated by reference to the exhibit to Registrants Form 8-K filed on February 12, 2007)

10.5
Stock Purchase Agreement by and among Voxpath Holdings, Inc., and The Retirement Solution, Inc., Audited Financial Statements of Registrant as of March 31, 2006 and for the period from August 10, 2005 (date of inception) through March 31, 2006, and Unaditied financial statements for the three months period ended June 30,2006 (Incorporated by reference to the exhibits to Registrant’s 8-K filed by Registrant on October 2, 2006).

23.1	Consent of Auditors

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

ITEM 28. UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in New York, New York, on November 30, 2007.

THERETIREMENTSOLUTION.COM, INC.

By:	/s/ Nicholas S. Maturo
Nicholas S. Maturo Chief Executive Officer (Principal Executive Officer)

By:	/s/ William Kosoff
William Kosoff Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas S. Maturo his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Nicholas S. Maturo
Nicholas S. Maturo	Chief Executive Officer and Chairman of the Board	November 30, 2007
/s/ William Kosoff
William Kosoff	Chief Financial Officer, Director and President	November 30, 2007
/s/ Louis Sagar
Louis Sagar	Director	November 30, 2007
/s/ J. Christopher Albanese
J. Christopher Albanese	Director	November 30, 2007